Exhibit 10.9

48.001

DATED 18 MARCH 2005

LATO SHIPPING (PRIVATE) LTD.

FERROUS SHIPPING (PRIVATE) LTD.

COBALTIUM SHIPPING (PRIVATE) LTD.

COMMODORE MARINE INC.

(as Borrowers)

- and -

AEGEAN BALTIC BANK S.A.

HSH NORDBANK AG

CITIBANK INTERNATIONAL PLC

DRESDNER BANK AKTIENGESELLSCHAFT IN HAMBURG

ABN AMRO BANK N.V.

DVB BANK AG

CREDIT SUISSE

(as Lenders)

- and -

AEGEAN BALTIC BANK S.A.

(as Agent)

- and -

AEGEAN BALTIC BANK S.A.

 (as Security Agent)

- and -

AEGEAN BALTIC BANK S.A.

HSH NORDBANK AG

(as Joint Arrangers)

- and -

AEGEAN BALTIC BANK S.A.

HSH NORDBANK AG

(as Co-Underwriters)

- and -

HSH NORDBANK A.G.

(as Swap Bank)

US$200,000,000 SECURED

LOAN AGREEMENT

“APL BELGIUM”

“APL ENGLAND”

“APL SCOTLAND”

“HYUNDAI COMMODORE”

STEPHENSON HARWOOD

One St. Paul’s Churchyard

London EC4M 8SH

Tel: 020 7329 4422

Fax: 020 7329 7100

Ref: 48.001

CONTENTS

		Page

1	Definitions and Interpretation	4

2	The Loan and its Purpose	19

3	Conditions of Utilisation	19

4	Advance	21

5	Repayment	21

6	Prepayment	22

7	Interest	24

8	The Master Agreement	26

9	Alternative currency options	29

10	Indemnities	32

11	Fees	35

12	Security and Application of Moneys	35

13	Representations	41

14	Undertakings and Covenants	44

15	Events of Default	55

16	Assignment and Sub-Participation	60

17	The Agent, the Security Agent and the other Creditor Parties	63

18	Set-Off	71

19	Payments	72

20	Notices	74

21	Partial Invalidity	75

22	Remedies and Waivers	75

23	Joint and several liability	76

24	Miscellaneous	77

25	Law and Jurisdiction	79

SCHEDULE 1: The Lenders and the Commitments		81

SCHEDULE 2: Conditions Precedent and Subsequent		84

SCHEDULE 3: Form of Drawdown Notice		89

SCHEDULE 4: Form of Transfer Certificate		90

SCHEDULE 5: Form of Covenant Compliance Certificate		93

LOAN AGREEMENT

Dated: 18 March 2005

BETWEEN:

(1)           LATO SHIPPING (PRIVATE) LTD. (“Lato”), FERROUS SHIPPING (PRIVATE) LTD. (“Ferrous”), and COBALTIUM SHIPPING (PRIVATE) LTD. (“Cobaltium”), each a company incorporated under the laws of the Republic of Singapore whose registered office is at 20 Raffles Place, #09-01, Ocean Towers, Singapore (048620), and COMMODORE MARINE INC. (“Commodore”), a company incorporated under the laws of the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia (together the ”Borrowers” and each a “Borrower”) jointly and severally; and

(2)           the banks listed in Schedule 1, each acting through its office at the address indicated against its name in Schedule 1 (together the “Lenders” and each a “Lender”);

(3)           AEGEAN BALTIC BANK S.A., acting as agent through its office at 28 Diligianni Street, 145 62 Kifissia, Greece (in that capacity the “Agent”); and

(4)           AEGEAN BALTIC BANK S.A., acting as security agent through its office at 28 Diligianni Street, 145 62 Kifissia, Greece (in that capacity the “Security Agent”).

(5)           AEGEAN BALTIC BANK S.A., acting through its office at 28 Diligianni Street, 145 62 Kifissia, Greece, and HSH NORDBANK AG, acting through its office at Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Federal Republic of Germany as joint arrangers (in that capacity, the “Joint Arrangers”); and

(6)           AEGEAN BALTIC BANK S.A., acting through its office at 28 Diligianni Street, 145 62 Kifissia, Greece, and HSH NORDBANK AG, acting through its office at Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Federal Republic of Germany as co-underwriters (in that capacity, the “Co-Underwriters”); and

(7)           HSH NORDBANK AG, acting through its office at Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Federal Republic of Germany, as swap bank (in that capacity, the “Swap Bank”).

WHEREAS:

(A)          Each Borrower owns the Vessel which is registered in its ownership, and registered under the flag, specified below in the definition of “Vessels”.

(B)           Each of the Lenders has agreed to advance to the Borrowers on a joint and several basis its Commitment (aggregating, with all the other Commitments), an amount equal to the lower of up to (i) two hundred million Dollars ($200,000,000) and (ii) seventy five per centum (75%) of the aggregate Market Value of all the Vessels to assist the Borrowers to refinance certain existing indebtedness and to provide additional liquidity to the Group for working capital purposes and shall be made available in up to four Drawings (one per Vessel) each for an amount not exceeding seventy five per centum (75%) of the Market Value of the Vessel to which the Drawing in question relates.

IT IS AGREED as follows:

1              Definitions and Interpretation

1.1           In this Agreement:

“Accounts Charge” means the deed of charge referred to in Clause 12.1.4.

“Administration” has the meaning given to it in paragraph 1.1.3 of the ISM Code.

“APL” means APL (Bermuda) Ltd. a company incorporated under the laws of Bermuda.

“Applicable Accounting Principles” means, in the case of the Group Statements, those accounting principles, standards and practices on which the Original Group Statements were based, in accordance with IAS principles, or such other generally accepted accounting principles, standards and practices adopted by the Group from time to time and notified to the Agent, provided that in the case of such notification to the Agent the auditors of the Group deliver to the Agent sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Agent to make an accurate comparison between the financial position indicated in the Group Statements in question and that indicated in the Original Group Statements. If necessary, upon any change of the Applicable Accounting Principles, the Borrowers shall enter into good faith discussions with the Majority Lenders with the view to re-adjust the Financial Covenants provided for in Clause 14.2

“Approved Currency” means any currency other than Dollars which is freely transferable and convertible into Dollars and in which deposits are freely available to the Lenders in the London Interbank Eurocurrency Market;

“Assignments” means the deeds of assignment from the Borrowers referred to in Clause 12.1.2.

“Availability Termination Date” means 23 March 2005 or such later date as the Lenders may in their discretion agree.

“Break Costs” means all sums payable by the Borrowers from time to time under Clause 10.3.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, London, Athens, Piraeus, Frankfurt, Hamburg and Basel, and which is a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer Payment System (TARGET) is operating.

“Charters” means the time charter dated 19 August 1999, in the case of “APL ENGLAND” and “APL SCOTLAND” (as each is supplemented and amended by addenda numbered 1 to 7 (inclusive) thereto, and as the same may be further supplemented and amended from time to time), and the time charter dated 30 November 1999, in the case of “APL BELGIUM” (as supplemented and amended by addenda numbered 1 to 4 (inclusive) thereto, and as the same may be further supplemented and amended from time to time), each made between (a) the relevant Borrower, as owner of that Vessel, and whose obligations have been guaranteed by the Managers, and (b) APL, as charterer, and whose obligations have been guaranteed by NOL, and the time charter dated 14 April 2003, in the case of “HYUNDAI COMMODORE” (as supplemented and amended by addenda numbered 1 thereto, and as the same may be further supplemented and amended from time to time) made between the relevant Borrower, as owner, and HMM, as charterer and “Charter” means any one of them.

“Charterer” means, in the case of “APL BELGIUM”, “APL ENGLAND” and “APL SCOTLAND”, APL and, in the case of “HYUNDAI COMMODORE”, means HMM.

“Commitment” means, in relation to each Lender, the amount of the Loan which that Lender agrees to advance to the Borrower as its several liability as indicated against the name of that Lender in Schedule 1 and/or, where the context permits, the amount of the Loan advanced by that Lender and remaining outstanding.

“Confirmation” means a Confirmation exchanged, or deemed exchanged, between the Swap Bank and the Borrowers as contemplated by the Master Agreement.

“converted” means, for the purposes of Clause 9, actually or notionally (as the context may require) converted by the Lenders at the Spot Rate of Exchange, and the words “convert” and “conversion” shall be interpreted accordingly.

“Covenant Compliance Certificate” means a certificate substantially in the form set out in Schedule 5.

“Creditor Documents” means the Finance Documents and the Master Agreement Documents and “Creditor Document” means any one of them.

“Creditor Parties” means the Finance Parties and the Swap Bank and “Creditor Party” means any one of them.

“Credit Support Document” means any document described as such in the Master Agreement and, where the context permits, any other document referred to in any Credit Support Document which has the effect of creating an Encumbrance in favour of the Swap Bank.

“Currency of Account” means, in relation to any payment to be made to a Creditor Party under a Creditor Document, the currency in which that payment is required to be made by the terms of that Creditor Document.

“Currency Equivalent” means, as at any date upon which any part of the Loan is denominated in one Relevant Currency and is to be converted into another Relevant Currency as provided in this Agreement, the amount of the relevant currency required for the purchase of the Existing Currency with the New Currency converted at the Spot Rate of Exchange.

“Currency Tranches” means, in relation to the Loan, at any time such part of the Loan which is denominated in Approved Currencies and, in case such part of the Loan is denominated in two such Approved Currencies, “Currency Tranche” means each part of the Loan which is denominated into one Approved Currency.

“Deeds of Covenants” means the deeds of covenants referred to in Clause 12.1.1.

“Default” means an Event of Default or any event or circumstance specified in Clause 15.1 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Creditor Documents or any combination of any of the foregoing) be an Event of Default.

“Default Rate” means interest calculated in accordance with Clause 7.8.

“Distribution Monies” means:

(a)            any monies received by any of the Creditor Parties (or by any receiver or similar person appointed by any of them) from an Enforcement Action, or from the proceeds or dissolution or liquidation of any of the Security Parties or distribution of its assets among its creditors (however such liquidation or distribution may occur);

(b)           any monies received by the Creditor Parties as named insured, loss payee, beneficiary or assignee of any insurance policies of any of the Security Parties in consequence of or after any Enforcement Action.

“DOC” means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

“Dollars” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

“Dollar Reference Amount” means, when the whole or part of the Loan is for the time being denominated in Dollars, the outstanding principal amount thereof and, in relation to a Currency Tranche, the amount of Dollars which would have been outstanding if such Currency Tranche had been advanced in and always thereafter remained denominated in Dollars, as it would have been reduced from time to time by repayments and prepayments (except for prepayment made under Clause 9.6) under this Agreement if the same had been made in Dollars.

“Drawdown Date” means the date on which the relevant Drawing is advanced under Clause 4.

“Drawdown Notice” means a notice substantially in the form set out in Schedule 3.

“Drawing” means any part of the Loan advanced or to be advanced pursuant to a Drawdown Notice and “Drawings” means more than one of them.

“Early Termination Date” shall have the meaning attributed thereto in the Master Agreement.

“Earnings” means all hires, freights (including, without limitation, under and pursuant to any time charterparty or other contract of employment), pool income and other sums payable to or for the account of a Borrower in respect of a Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of a Vessel.

“Earnings Account” means the bank account with number 0100134-52-01-1 to be opened in the joint names of the Borrowers with the Agent and to be maintained throughout the Facility Period, such account to include any substitute account or revised designation or number whatsoever.

“Encumbrance” means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Enforcement Action” means any of the following actions taken by any of the Creditor Parties by means of an instruction to the Security Agent, by the Majority Lenders or otherwise;

(a)           accelerating the due date of any liability of the Borrowers;

(b)           commencing to enforce or enforcing any of the Creditor Documents;

(c)           commencing or instructing the Security Agent or the Swap Bank to commence to enforce, or to enforce, the Creditor Documents or any of them or exercising any power under any Creditor Document;

(d)           taking any other action against any of the Security Parties or their assets or threatening any other action against any of the Security Parties or their assets the taking of which could materially affect the common interests of the Creditor Parties.

“Event of Default” means any of the events or circumstances set out in Clause 15.1.

“Existing Currency” means, in relation to any conversion between Relevant Currencies to be made under Clause 9, the Relevant Currency in which the relevant part of the Loan is denominated before conversion.

“Facility Period” means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been paid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Creditor Parties under or in connection with any of the Creditor Documents.

“Fee Letter” means the letter dated 21 December 2004 between the Agent and the Borrowers setting out the fees referred to in Clause 11.

“Finance Documents” means this Agreement, the Security Documents, the Fee Letter and any other document designated as such by the Agent and the Borrowers and “Finance Document” means any one of them.

“Finance Parties” means the Agent, the Security Agent, the Lenders, the Joint Arrangers and the Co-Underwriters and “Finance Party” means any one of them.

“Financial Indebtedness” means any obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of:

(a)           moneys borrowed;

(b)           any acceptance credit;

(c)           any bond, note, debenture, loan stock or similar instrument;

(d)           any finance or capital lease;

(e)           receivables sold or discounted (other than on a non-recourse basis);

(f)            deferred payments for assets or services;

(g)           any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)           any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)            any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)            the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Group” means the Guarantor, the Borrowers, and all other Subsidiaries of the Guarantor and “member of the Group” shall be construed accordingly.

“Group Statements” means the annual audited consolidated financial statements of the Group prepared in accordance with Applicable Accounting Principles.

“Guarantee” means the guarantee and indemnity referred to in Clause 12.1.3.

“Guarantor” means Danaos Holdings Limited of Liberia, a company incorporated under the laws of the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia, being a holding company having, inter alia, the Borrowers under its full ownership and control, and/or (where the context permits) any other company or person who shall at any time during the Facility Period give to the Lenders or to the Security Agent on their behalf a guarantee and/or indemnity for the repayment of all or part of the Indebtedness.

“Hedging Transaction” means a Transaction entered into between the Swap Bank and the Borrowers pursuant to the Master Agreement for the express purpose of hedging all or part of the Borrowers’ interest rate risk in respect of any Interest

Period longer than twelve (12) months’ duration and/or any foreign exchange rate risk under this Agreement.

“HMM” means Hyundai Merchant Marine Inc. a company incorporated under the laws of the Republic of Liberia, whose registered office is at 80 Broad Street, Monrovia, Republic of Liberia.

“IAS” means generally accepted international accounting principles, standards and practices currently adopted by the Group.

“Indebtedness” means the aggregate from time to time of the amount of the Junior Indebtedness and the amount of the Senior Indebtedness.

“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of a Vessel or her increased value or her Earnings and (where the context permits) all benefits thereof, including all claims of any nature and returns of premium.

“Interest Payment Date” means each date for the payment of interest in accordance with Clause 7.7.

“Interest Period” means each period for the determination and payment of interest selected by the Borrowers or agreed or selected by the Agent pursuant to Clause 7.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISM Company” means, at any given time, the company responsible for a Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

“ISPS Code” means the International Ship and Port Facility Security Code.

“ISPS Company” means, at any given time, the company responsible for a Vessel’s compliance with the ISPS Code.

“ISSC” means a valid international ship security certificate for a Vessel issued under the ISPS Code.

“Junior Indebtedness” means the aggregate from time to time of the amount of the Master Agreement Liabilities outstanding; all accrued and unpaid interest on the

Master Agreement Liabilities; all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to the Swap Bank under the Master Agreement Documents; any damages payable as a result of any breach by any of the Security Parties of any of the Master Agreement Documents; and any damages or other sums payable as a result of any of the obligations of any of the Security Parties under or pursuant to any of the Master Agreement Documents being disclaimed by a liquidator or any other person.

“LIBOR” means:

(a)           the applicable Screen Rate; or

(b)           (if no Screen Rate is available for any Interest Period) the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent) of the rates per annum notified to the Agent by each Lender as the rate at which deposits in the Relevant Currency are offered to that Lender by leading banks in the London Interbank Eurocurrency Market at that Lender’s request, at 11.00 a.m. two (2) Business Days before the first day of the relevant Interest Period for the offering of deposits in the Relevant Currency in an amount comparable to the Loan (or any relevant part of the Loan) and for a period comparable to the relevant Interest Period.

“Loan” means the aggregate amount from time to time advanced by the Lenders to the Borrowers under Clause 4 or, where the context permits, the amount advanced and for the time being outstanding.

“Majority Lenders” means a Lender or Lenders whose aggregate Commitments comprise at least seventy five per cent (75%) of the aggregate of all the Commitments.

“Management Agreements” means the agreements for the commercial and/or technical management of the Vessels each made between the relevant Borrower and the Managers and with the following dates:

Name of Vessel	Date of Management Agreement

“APL BELGIUM”	16 February 2001

“APL ENGLAND”	7 September 1999

“APL SCOTLAND”	7 September 1999

“HYUNDAI COMMODORE”	14 April 2003

and “Management Agreement” means any one of them.

“Managers” means Danaos Shipping Co. Ltd., a company incorporated under the laws of the Republic of Cyprus whose registered office is at Libra House, P. Katelari Street, Nicosia, Cyprus or such other commercial and/or technical managers of the Vessels nominated by the Borrowers as the Agent may approve.

“Managers’ Undertaking” means the managers’ confirmation for each Vessel specified in Part 1 of Schedule 2.

“Margin” means zero point seven seven five per cent (0.775%) per annum.

“Market Value” means, in respect of each Vessel, the market value of that Vessel determined in accordance with Clause 12.13 on the basis of the two valuations for that Vessel obtained pursuant to Part I of Schedule 2.

“Master Agreement” means any ISDA Master Agreement (or any other form of master agreement relating to interest or currency exchange transactions) entered into between the Swap Bank and the Borrowers during the Facility Period, including each Schedule to any Master Agreement and each Confirmation exchanged pursuant to any Master Agreement.

“Master Agreement Documents” means the Master Agreement, and any Credit Support Documents.

“Master Agreement Liabilities” means, at any relevant time, all liabilities of the Borrowers to the Swap Bank under or pursuant to the Master Agreement and any other Credit Support Documents, whether actual or contingent, present or future.

“Maximum Drawing Amount” means an amount of the Loan not exceeding seventy five per centum (75%) of the Market Value of the Vessel to which the Drawing in question relates.

“Maximum Loan Amount” means the lower of (i) two hundred million Dollars ($200,000,000) and (ii) seventy five per centum (75%) of the aggregate of the Market Value of all the Vessels.

“Mortgages” means the preferred and statutory mortgages referred to in Clause 12.1.1 together with the Deeds of Covenants and “Mortgage” means any one of them.

“New Currency” means, in relation to any conversion between Relevant Currencies to be made under Clause 9, the Relevant Currency in which the relevant part of the Loan is denominated after conversion.

“NOL” means Neptune Orient Lines Ltd., a company incorporated under the laws of Singapore.

“Original Group Statements” means the Group Statements for the financial year ending 31 December 2004.

“Party” means in relation to any document, a party to that document.

“Permitted Encumbrance” means any Encumbrance which has the prior written approval of the Agent, or any liens for current crews’ wages and salvage and liens incurred in the ordinary course of trading a Vessel up to an aggregate amount at any time not exceeding ten per cent (10%) of the charter-free market value of that Vessel determined in accordance with Clause 12.13 Provided that the aggregate amount of the Permitted Encumbrance and the Indebtedness does not a any time exceed eighty per centum (80%) of the charter-free market value of all the Vessels determined in accordance with Clause 12.13.

“Proportionate Share” means, in the case of a Lender, at any time, the proportion which a Lender’s Commitment (whether or not advanced) then bears to the aggregate Commitments of all the Lenders (whether or not advanced).

“Relevant Currency” means Dollars and/or the Approved Currency in which the Loan or any part thereof is or will be denominated (as the case may be) at the relevant time.

“Relevant Documents” means the Creditor Documents and the Management Agreements.

“Repayment Date” means the date for payment of any Repayment Instalment in accordance with Clause 5.1.

“Repayment Instalment” means any instalment of the Loan to be repaid by the Borrowers under Clause 5.1.

“Requisition Compensation” means all compensation or other money which may from time to time be payable to a Borrower as a result of a Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

“Screen Rate” means in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or the service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrowers and the Lenders.

“Security Documents” means this Agreement, the Mortgages, the Deeds of Covenants, the Assignments, the Guarantee, the Accounts Charge, the Managers’ Undertakings or (where the context permits) any one or more of them and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and “Security Document” means any one of them.

“Security Parties” means the Borrowers, the Guarantor and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and “Security Party” means any one of them.

“Senior Indebtedness” means the aggregate from time to time of the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to any of the Finance Parties under the Finance Documents; any damages payable as a result of any breach by any of the Security Parties of any of the Finance Documents; and any damages or other sums payable as a result of any of the obligations of any of the Security Parties under or pursuant to any of the Finance Documents being disclaimed by a liquidator or any other person.

“SMC” means a valid safety management certificate issued for a Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

“SMS” means a safety management system for a Vessel developed and implemented in accordance with the ISM Code.

“Spot Rate of Exchange”  means the spot rate (based on the market rate prevailing in the London Interbank Eurocurrency Market) quoted by the Agent at or about 11.00 a.m. on the second Business Day before the date for purchase of one Relevant Currency with another Relevant Currency.

“Subsidiary” means a body corporate from time to time of which another (a) has direct or indirect control, or (b) owns directly or indirectly more than fifty (50) per cent of the share capital or similar right of ownership (and in this definition “control” means the power to direct the management and the policies of a body corporate, whether through the ownership of voting capital, by contract or otherwise).

“Subsidiaries” means the direct and indirect subsidiaries of the Guarantor;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Loss” means:

(a)           an actual, constructive, arranged, agreed or compromised total loss of a Vessel; or

(b)           the requisition for title or compulsory acquisition of a Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)           the capture, seizure, arrest, detention or confiscation of a Vessel by any government or by persons acting or purporting to act on behalf of any government, unless that Vessel is released and returned to the possession of the relevant Borrower within one month after the capture, seizure, arrest, detention or confiscation in question.

“Total Loss Date” means, in relation to each Vessel:

(a)           in the case of an actual loss of such Vessel, the date on which it occurred or, if that is unknown, the date when such Vessel was last heard of;

(b)           in the case of a constructive, compromised, agreed or arranged total loss of such Vessel, the earliest of:

(i)            the date on which a notice of abandonment is given to the insurers; and

(ii)           the date of any compromise,arrangement or agreement made by or on behalf of the relevant Borrower with such Vessel’s insurers in which the insurers agree to treat such Vessel as a total loss.

“Transaction” means a transaction entered into between the Swap Bank and the Borrowers governed by the Master Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 or any other form agreed between the Agent, the Borrowers, the transferor and the transferee.

“Transfer Date”, in relation to any Transfer Certificate, the later of:

(a)           the proposed Transfer Date specified in the Transfer Certificate; and

(b)           the date on which the Agent executes the Transfer Certificate.

“Trust Property” means:

(a)           all benefits derived by the Security Agent from Clause 17; and

(b)           all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents,

with the exception of any benefits arising solely for the benefit of the Security Agent.

“Vessels” means the following vessels, and everything now or in the future belonging to them on board and ashore, currently registered under the respective flags set out below in the ownership of the respective Borrower set out below and “Vessel” means any one of them:

Name of Vessel	Flag	Borrower

“APL BELGIUM”	Singapore	Lato

“APL ENGLAND”	Singapore	Ferrous

“APL SCOTLAND”	Singapore	Cobaltium

“HYUNDAI COMMODORE”	Greek	Commodore

1.2           In this Agreement:

1.2.1        words denoting the plural number include the singular and vice versa;

1.2.2        words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3        references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4        references to this Agreement include the Recitals and the Schedules;

1.2.5        the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6        references to any document (including, without limitation, to all or any of the Relevant Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7        references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8        references to any Creditor Party include its successors, transferees and assignees;

1.2.9        a time of day (unless otherwise specified) is a reference to London time; and

1.2.10      words and expressions defined in the Master Agreement, unless the context otherwise requires, have the same meaning.

1.3           Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence (except the Fee Letter) relating to the subject matter of this Agreement exchanged between any Creditor Party and the Borrowers or their representatives prior to the date of this Agreement.

2              The Loan and its Purpose

2.1           Amount   Subject to the terms of this Agreement, the Lenders agree to make available to the Borrowers on a joint and several basis a term loan not exceeding the Maximum Loan Amount.

2.2           Obligations of Creditor Parties  The obligations of each Creditor Party under the Creditor Documents are several. Failure by a Creditor Party to perform its respective obligations under the Creditor Documents does not affect the obligations of any other party to the Creditor Documents. The Creditor Parties are not responsible for each other’s obligations under the Creditor Documents.

2.3           Purpose   The Borrowers shall apply the Loan for the purposes referred to in Recital (B).

2.4           Monitoring   No Creditor Party is bound to monitor or verify the application of any amount borrowed under this Agreement.

3              Conditions of Utilisation

3.1           Conditions precedent   The Borrowers are not entitled to have any Drawing advanced, or to enter into any Hedging Transactions, unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2, save that references in Section 2 of that Part I to “the Vessel” or to any person or document relating to a Vessel shall be deemed to relate solely to any Vessel specified in the relevant Drawdown Notice or to any person or document relating to that Vessel respectively.

3.2           Further conditions precedent   The Lenders will only be obliged to advance a Drawing, if on the date of the Drawdown Notice and on the proposed Drawdown Date:

3.2.1        no Default is continuing or would result from the advance of that Drawing; and

3.2.2        the representations made by the Borrowers under Clause 13 are true in all material respects.

3.3           Drawing limit   The Lenders will only be obliged to advance a Drawing if that Drawing will not increase the Loan to a sum in excess of the Maximum Loan Amount nor result in more than seventy five per cent (75%) of the Market Value of the Vessel to which that Drawing relates being advanced for that Vessel.

3.4           Conditions subsequent   The Borrowers undertake to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, the relevant Drawdown Date the additional documents and other evidence listed in Part II of Schedule 2, save that references in that Part II to “the Vessel” or to any person or document relating to a Vessel shall be deemed to relate solely to any Vessel specified in the relevant Drawdown Notice or to any person or document relating to that Vessel respectively.

3.5           No Waiver   If the Lenders in their sole discretion agree to advance a Drawing to the Borrowers before all of the documents and evidence required by Clause 3.1 have been delivered to or to the order of the Agent, the Borrowers undertake to deliver all outstanding documents and evidence to or to the order of the Agent no later than thirty (30) days after the relevant Drawdown Date or within such other reasonable period specified by the Agent.

The advance of a Drawing under this Clause 3.5 shall not be taken as a waiver of the Lenders’ right to require production of all the documents and evidence required by Clause 3.1.

3.6           Form and content   All documents and evidence delivered to the Agent under this Clause 3 shall:

3.6.1        be in form and substance acceptable to the Agent; and

3.6.2        if required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

4              Advance

4.1           Drawdown Request   The Borrowers may request a Drawing to be advanced in one amount on any Business Day prior to the Availability Termination Date by delivering to the Agent a duly completed Drawdown Notice not more than ten (10) and not fewer than three (3) Business Days before the proposed Drawdown Date.

4.2           Lenders’ participation   Subject to Clauses 2 and 3, the Agent shall promptly notify each Lender of the receipt of a Drawdown Notice, following which each Lender shall advance its Proportionate Share of the relevant Drawing to the Borrowers through the Agent on the relevant Drawdown Date.

5              Repayment

5.1           Repayment of Loan   The Borrowers agree to repay the Loan to the Agent for the account of the Lenders by thirty two consecutive quarterly instalments each in the sum of four million one hundred and seventy five thousand Dollars ($4,175,000) (or the equivalent converted at the Spot Rate of Exchange into the Relevant Currency in which the Loan, or the relevant part thereof, is then denominated) together with a balloon payment of sixty six million four hundred thousand Dollars ($66,400,000) (or the equivalent converted at the Spot Rate of Exchange into the Relevant Currency in which the Loan, or the relevant part thereof, is then denominated) (the “Balloon”) payable together with the thirty second and final Repayment Instalment, the first instalment falling due on the date which is three calendar months after the Availability Termination Date and subsequent instalments falling due at consecutive intervals of three calendar months thereafter.

5.2           Reduction of Repayment Instalments   If the aggregate amount advanced to the Borrowers is less than the Maximum Loan Amount, the amount of each

Repayment Instalment, including the Balloon, shall be reduced pro rata to the amount actually advanced.

5.3           Reborrowing   The Borrowers may not reborrow any part of the Loan which is repaid or prepaid.

6              Prepayment

6.1           Illegality   If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan:

6.1.1        that Lender shall promptly notify the Agent of that event;

6.1.2        upon the Agent notifying the Borrowers, the Commitment of that Lender (to the extent not already advanced) will be immediately cancelled; and

6.1.3        the Borrowers shall repay that Lender’s Commitment (to the extent already advanced) on the last day of the current Interest Period or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrowers (being no earlier than the last day of any applicable grace period permitted by law) and the remaining Repayment Instalments shall be reduced pro rata; and

without prejudice to the liability of the Borrowers to prepay the Loan in accordance with this Clause 6.1, the Borrowers and the Finance Parties shall negotiate in good faith with a view to agreeing the terms for making the Loan available from another jurisdiction, or funding the Loan from alternative sources, or otherwise restructuring the Loan on a basis which is not unlawful. If the said terms are not agreed within thirty (30) days then the negotiations shall forthwith terminate and the Borrowers shall immediately prepay the Loan in accordance with the foregoing provisions of this Clause 6.1.

6.2           Voluntary prepayment of Loan   The Borrowers may prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of two million Dollars ($2,000,000) (or the equivalent converted at the Spot Rate of Exchange into the Relevant Currency in which the Loan, or the relevant part thereof, is then denominated)) subject as follows:

6.2.1        they give the Agent not less than thirty (30) Business Days’ (or such shorter period as the Agent may agree) prior notice;

6.2.2        no prepayment may be made until after the Availability Termination Date; and

6.2.3        prepayment is made on the last day of any Interest Period for the Loan; and

6.2.4        any prepayment under this Clause 6.2 shall be applied pro rata in prepayment of the remaining Repayment Instalments including the Balloon.

6.3           Mandatory prepayment on sale or Total Loss   If a Vessel is sold by a Borrower or becomes a Total Loss, the Borrowers shall, simultaneously with any such sale or on the earlier of the date falling one hundred and twenty (120) days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss make a prepayment of the Loan in an amount equivalent to the higher of:-

6.3.1        the same proportion of the Loan then outstanding as the market value of that Vessel, determined in accordance with Clause 12.13, bears to the aggregate of:-

(a)           the market values of all the Vessels, determined in accordance with Clause 12.13; and

(b)            the value of any additional security for the time being provided under Clause 12.14 (such values to be determined in accordance with Clause 12.14); and

6.3.2        the amount necessary to ensure continuing compliance with Clause 12.14.

Any such prepayment shall be applied in accordance with Clause 6.2.3.

6.4           Restrictions   Any notice of prepayment given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and without premium or penalty.

If the Agent receives a notice under this Clause 6 it shall promptly forward a copy of that notice to the Borrowers or the Lenders, as appropriate.

7              Interest

7.1           Interest Periods   The period during which the Loan shall be outstanding under this Agreement shall be divided into consecutive Interest Periods of one, three, six, nine or twelve months’ duration, as selected by the Borrowers by written notice to the Agent not later than 11.00 a.m. on the third Business Day before the beginning of the Interest Period in question, or such other duration as may be agreed by the Agent (acting on the instructions of all the Lenders and subject to availability).

7.2           Commencement of Interest Periods. The first Interest Period applicable to a Drawing shall commence on the Drawdown Date applicable to it and each subsequent Interest Period for it shall commence on the expiry of the preceding Interest Period but provided that after the last Drawing the Interest Periods for all Drawings shall be consolidated so that they start and terminate simultaneously with the Interest Period for the first Drawing.

7.3           Interest Periods to meet Repayment Dates   If an Interest Period would otherwise expire after the next Repayment Date, there shall be a separate Interest Period for a part of the Loan equal to the relevant Repayment Instalment which shall expire on the next Repayment Date and the Interest Period determined shall apply only to the balance of the Loan.

7.4           Non-Business Days   If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.5           Interest rate   During each Interest Period interest shall accrue on the Loan at the rate determined by the Agent to be the aggregate of (a) the Margin and (b) LIBOR.

7.6           Failure to select Interest Period   If the Borrowers at any time fail to select or agree an Interest Period in accordance with Clause 7.1, the interest rate applicable after the expiry of the then current Interest Period shall be the rate determined by the Agent in accordance with Clause 7.5 for an Interest Period of such duration (not exceeding three months) as the Agent may select.

7.7           Accrual and payment of interest   Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrowers to the Agent for the account of the Lenders on the last day of each Interest Period and, if the Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of that Interest Period.

7.8            Default interest   If a Borrower fails to pay any amount payable by it under a Creditor Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan, or, as the context may require, the Master Agreement Liabilities, in the currency of the overdue amount for successive Interest Periods, each selected by the Agent, in the case of the Loan, or the Swap Bank, in the case of the Master Agreement Liabilities (acting reasonably). Any interest accruing under this Clause 7.8 shall be immediately payable by that Borrower on demand by the Agent, in the case of the Loan, or on demand by the Swap Bank, in the case of the Master Agreement Liabilities. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount, in the case of the Loan, or at such periods as the Swap Bank may require, in the case of the Master Agreement Liabilities, but will remain immediately due and payable.

7.9           Changes in market circumstances   If at any time the Agent determines (which determination shall be final and conclusive and binding on the Borrowers) that, by reason of changes affecting the London Interbank Eurocurrency Market, adequate and fair means do not exist for determining the rate of interest on the Loan for any Interest Period:

7.9.1        the Agent shall give notice to the Lenders and the Borrowers of the occurrence of such event; and

7.9.2        the rate of interest on each Lender’s Commitment for that Interest Period shall be the rate per annum which is the sum of:

(a)           the Margin; and

(b)           the rate notified to the Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its Commitment from whatever source it may reasonably select,

PROVIDED THAT if the resulting rate of interest on any Commitment is not acceptable to the Borrowers:

7.9.3        the Agent on behalf of all the Lenders will negotiate with the Borrowers in good faith with a view to modifying this Agreement to provide a substitute basis, which is acceptable to all the Lenders, for determining the rate of interest which is financially a substantial equivalent to the basis provided for in this Agreement;

7.9.4        any substitute basis agreed pursuant to Clause 7.9.3 shall be binding on all the parties to this Agreement and shall apply to all Commitments; and

7.9.5        if, within thirty (30) days of the giving of the notice referred to in Clause 7.9.1, the Borrowers and the Agent fail to agree in writing on a substitute basis for determining the rate of interest, the Borrowers will immediately prepay the relevant Commitment, together with any Break Costs, and the remaining Repayment Instalments shall be reduced pro rata.

7.10         Determinations conclusive   The Agent shall promptly notify the Borrowers of the determination of a rate of interest under this Clause 7 and each such determination shall (save in the case of manifest error) be final and conclusive.

8              The Master Agreement

8.1           Applicability   The Borrowers may enter into Hedging Transactions Provided that:-

8.1.1        Hedging Transactions may only be concluded in relation to the Loan; and

8.1.2        Hedging Transactions are secured by the Creditor Documents.

8.2           Subordination – agreement of Swap Bank  The Swap Bank agrees with the Finance Parties that, at all times during the Facility Period, all rights and powers of the Swap Bank in respect of the Junior Indebtedness and all rights and powers of the Swap Bank against the Borrowers, the Vessels and any property secured and/or assigned pursuant to the Finance Documents or otherwise shall be fully subordinated to all rights and powers of the Finance Parties in respect of the Senior Indebtedness and all rights, powers, discretions and remedies of any Finance Party under or pursuant to the Finance Documents.

8.3           Subordination – agreement of Borrowers  The Borrowers agree that their obligations in respect of the Junior Indebtedness are, and shall throughout the Facility Period be, subordinated to their obligations in respect of the Senior Indebtedness.

8.4           No amendments to Master Agreement Documents The Swap Bank and the Borrowers each undertake not to vary or amend the terms of any of the Master Agreement Documents during the Facility Period without the prior written consent of the Agent.

8.5           Amount of Senior Indebtedness Any certificate or statement signed by an authorised signatory of the Agent or the Security Agent purporting to show the amount of the Senior Indebtedness (or any part of the Senior Indebtedness) or any other amount referred to in any of the Finance Documents shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrowers and the Swap Bank of that amount.

8.6           Priority  The Swap Bank agrees that the Finance Documents shall throughout the Facility Period constitute a continuing security for the whole of the Senior Indebtedness, which security shall be senior in priority to the Junior Indebtedness, notwithstanding that any of the Senior Indebtedness may have arisen after the execution and/or registration of any of the Master Agreement Documents and notwithstanding any fluctuations in the amount of the Senior Indebtedness.

8.7           Covenants of the Swap Bank  The Swap Bank covenants with the Finance Parties that during the Facility Period:

8.7.1        it will not take any steps to enforce any of its rights under or pursuant to the Creditor Documents without having first obtained the prior written consent of the Agent;

8.7.2        it will not take any proceedings to place the Borrowers, or any of them, into liquidation, administration or receivership nor take any analogous steps without having obtained the prior written consent of the Agent;

8.7.3        it will not contest nor attempt to contest the security constituted by, or any of the rights of any Finance Party under or pursuant to, the Finance Documents.

8.8           No prejudice to Finance Documents  The Swap Bank undertakes to the Finance Parties that the Swap Bank has not entered into, and will not at any time during the Facility Period enter into, any arrangement in respect of the Master Agreement Documents, or any transactions related to or contemplated by the Master Agreement Documents, as a result of which the Finance Documents or the security and other rights constituted and conferred on any Finance Party by the Finance Documents are, or may be, prejudiced.

8.9           Notice to third parties  The Swap Bank undertakes to the Finance Parties that the Swap Bank will not at any time during the Facility Period give any notice to any third party inconsistent with the rights and powers of any Finance Party under or pursuant to the Finance Documents.

8.10         Finance Parties’ rights   The Finance Parties may at any time and from time to time without prejudicing their rights under or pursuant to the Finance Documents and subject to notifying the Swap Bank:

8.10.1      subject to the provisions of Clause 17.4, amend, supplement, novate or replace any of the Finance Documents or agree to do so; or

8.10.2      assign, novate, transfer or grant participations in the Senior Indebtedness or their rights under or pursuant to the Finance Documents.

8.11         Exercise of Finance Parties’ rights  No failure to exercise, nor delay in exercising, on the part of any Finance Party, any right or remedy under or pursuant to any of the Finance Documents, nor any actual or alleged course of dealing between any Finance Party and the Borrowers, shall operate as a waiver of, or acquiescence in, any default on the part of the Borrowers unless expressly agreed to do so in writing by the Agent, nor shall any single or partial exercise by any Finance Party of any right or remedy preclude any other or further exercise of that right or remedy, or the exercise by any Finance Party of any other right or remedy.

8.12         No assignment by Swap Bank  The Swap Bank shall not assign nor transfer any of its right, title or interest in any of the Master Agreement Documents, nor grant any participation in the Junior Indebtedness to any party other than in accordance with Clause 16.

8.13         Consents and Approvals  Where any act requires the consent or approval of the Agent under the terms of any of the Finance Documents and the same or a similar act requires the consent or approval of the Swap Bank under any of the Master Agreement Documents, the consent or approval of the Agent shall be deemed also to constitute the consent or approval of the Swap Bank under the Master Agreement Documents.

9              Alternative currency options

9.1           Request to convert  At the commencement of any Interest Period the Borrowers, by written notice to the Agent given not later than 10.00 a.m. (Athens time) three (3) Business Days before the commencement of such Interest Period, may request that, from the time of commencement of such Interest Period, part of the Loan be converted from one Relevant Currency to another Relevant Currency as specified in such notice.              Upon receipt of each such notice, the Agent shall immediately notify each of the Lenders, giving each of them full details of the conversion request.

9.2           Restrictions to conversion  Subject only to:-

9.2.1        at all times thirty percent (30%) of the Loan being denominated in Dollars;

9.2.2        the total Loan being denominated in not more than three Relevant Currencies, one of which must be Dollars, and

9.2.3        any amount in any Approved Currency outstanding under the Loan being not less than twenty percent (20%) of the total amount outstanding thereunder;

9.2.4        no Event of Default then having occurred and being continuing the amount in respect of the Loan which the Borrowers have requested to be converted from one Relevant Currency to another Relevant Currency shall be converted by the Lenders in accordance with the Borrowers’ request with effect from the commencement of the relevant Interest Period.

9.3           Notional repayment  Each conversion under this Clause 9 shall made by the Borrowers being deemed to make a notional repayment of the relevant part of the Loan which is to be converted and the Lenders being deemed to make a new advance in the New Currency of such sum, after taking account of scheduled repayments due to be made in the Existing Currency under Clause 5 and any mandatory prepayment under Clauses 9.6 or 9.7.

The proceeds of each such new advance shall be deemed to be used to purchase the amount due in the Existing Currency which is necessary so that the Borrowers may make the deemed repayment of the part of the Loan which is being converted. However, the Borrowers shall remain indebted to the Lenders for the advance made in the New Currency, which shall continue to form part of the Loan as more particularly described in Clause 9.8.

9.4           Notice  If the Agent does not receive a notice in accordance with Clause 9.1 the relevant part of the Loan shall remain denominated in the Relevant Currency in which it was denominated during the then current Interest Period in respect thereof.

If the Borrowers have requested that any Currency Tranche should remain denominated in or be converted to an Approved Currency for the next Interest Period but the requirements of Clause 9.2 would not then be complied with, then such Currency Tranche shall be denominated in Dollars for the next Interest Period.

9.5           Borrowers’ obligations  The Borrowers’ obligation shall be to make all payments in respect of principal of all parts of the Loan and interest thereon and other payments under this Agreement in the Relevant Currency in which the Loan or part thereof is for the time being denominated and at the Spot Rate of Exchange applicable at such time.

9.6           Mandatory prepayment  If on any Repayment Date the Agent determines that:

(a)            the consolidated aggregate of the Currency Equivalent in Dollars of all of the Currency Tranches, PLUS

(b)           the remaining part (if any) of the Loan in Dollars,

is more than 105% of the aggregate of:

(c)           the Dollar Reference Amount of the Loan at that time; and

(d)           the value of any additional security provided in accordance with this Clause 9.6;

then, subject only as hereinafter provided, a prepayment of the Loan shall be made on that Repayment Date of a sum sufficient to reduce the aggregate amounts referred to in this Clause 9.6 (a) and (b) to 100% of the aggregate amounts referred to in this Clause 9.6 (c) and (d). However, before such prepayment is made, at the Borrowers’ request the Agent shall give the Borrowers the opportunity, within five (5) Business Days after being requested to do so, to provide alternative additional security acceptable to the Agent (to which the provisions of Clauses 12.13 and 12.14 shall apply) so as to ensure that, after taking into account all such additional security, such 100% limit is not exceeded.

9.7             Conversion to Dollars  If the whole of the Loan is converted into Dollars and the Loan is more than 100% of the Dollar Reference Amount of the Loan at that time then, at the date of such conversion, a prepayment of the Loan shall be made of a sum sufficient to reduce the amount of the Loan to 100% of the Dollar Reference Amount of the Loan at that time. If the Loan, when converted in full to Dollars, is less than 100% of the Dollar Reference Amount of the Loan at that time, then the Borrowers will not be permitted to re-borrow any part of the Loan.

9.8           Conversion as banking mechanism  It is agreed that the conversion operations contemplated by Clause 9 constitute only a banking mechanism and that such operations shall not constitute or be construed as a novation or a repayment of all or any part of the Loan or the grant of new loans. The Borrowers agree that the security to be constituted by all the Finance Documents shall secure both the initial amount of all parts of the Loan and all advances made by the Lenders to effect such conversions.

Nothwithstanding and without prejudice to the validity of the foregoing, the Borrowers shall at the Agent’s request sign such amendments to any of the Security Documents as the Agent may reasonably require to preserve their validity.

9.9           Event of Default  After the occurrence of an Event of Default the Borrowers shall not be permitted to exercise their rights under this Clause 9 and from the Interest Period following the occurrence of an Event of Default the Loan may be denominated only in Dollars if and when the Agent should so decide, in its sole discretion and at the expense of the Borrowers.

10           Indemnities

10.1         Transaction expenses   The Borrowers will, within fourteen (14) days of the Agent’s written demand, pay the Agent (on behalf of the Creditor Parties) the amount of all costs and expenses (including legal fees and Value Added Tax or any similar or replacement tax if applicable) incurred by the Creditor Parties or any of them in connection with:

10.1.1      the negotiation, preparation, printing, execution and registration of the Creditor Documents (whether or not any Creditor Document is actually executed or registered and whether or not all or any part of the Loan is advanced or any Hedging Transaction is made);

10.1.2      any amendment, addendum or supplement to any Creditor Document (whether or not completed); and

10.1.3      any other document which may at any time be required by a Creditor Party to give effect to any Creditor Document or which a Creditor Party is entitled to call for or obtain under any Creditor Document.

10.2         Funding costs   The Borrowers shall indemnify each Creditor Party on demand against all losses and costs incurred or sustained by that Creditor Party if, for any reason, a Drawing is not advanced to the Borrower after the relevant Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice (unless, in either case, as a result of any default by a Creditor Party).

10.3         Break Costs   The Borrower shall indemnify each Creditor Party on demand against all costs, losses, premiums or penalties incurred by that Creditor Party as a result of its receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 6 or otherwise) on a day other than the last day of an Interest Period for the Loan or relevant part of the Loan, or any other payment under or in relation to the Creditor Documents on a day other than the due date for payment of the sum in question, including (without limitation) any losses or costs incurred by that Creditor Party in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of the Loan, and any liabilities, expenses or losses incurred by the Swap Bank in terminating or reversing, or otherwise in connection with, any Hedging Transaction or any other interest rate and/or currency swap, transaction or arrangement entered into by that Creditor Party to hedge any exposure arising under this Agreement and/or the Master Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement and/or the Master Agreement.

10.4         Currency indemnity   In the event of a Creditor Party receiving or recovering any amount payable under a Creditor Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrowers shall, on the Agent’s written demand, pay to the Agent for the account of the relevant Creditor Party such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the relevant Creditor Party as a separate debt under this Agreement.

10.5         Increased costs   If, by reason of the introduction of any law, or any change in any law, or any change in the interpretation or administration of any law, or compliance with any request or requirement from any central bank or any fiscal, monetary or other authority occurring after the date of this Agreement:

10.5.1      a Creditor Party (or the holding company of a Creditor Party) shall be subject to any Tax with respect to payment of all or any part of the Indebtedness; or

10.5.2      the basis of Taxation of payments to a Creditor Party in respect of all or any part of the Indebtedness shall be changed; or

10.5.3      any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of a Creditor Party; or

10.5.4      the manner in which a Creditor Party allocates capital resources to its obligations under this Agreement and/or the Master Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which a Creditor Party is required or requested to maintain shall be affected; or

10.5.5      there is imposed on a Creditor Party (or on the holding company of a Creditor Party) any other condition in relation to the Indebtedness or the Creditor Documents;

and the result of any of the above shall be to increase the cost to a Creditor Party (or to the holding company of a Creditor Party) of that Creditor Party making or maintaining its Commitment, or its obligations under the Master Agreement, or to cause a Creditor Party to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement or the Master Agreement, and/or performing its obligations under this Agreement or the Master Agreement, the Creditor Party affected shall notify the Agent and the Borrowers shall from time to time pay to the Agent on demand for the account of that Creditor Party the amount which shall compensate that Creditor Party (or the relevant holding company) for such additional cost or reduced return. A certificate signed by an authorised signatory of that Creditor Party setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrowers and shall be conclusive evidence of such amount save for manifest error or on any question of law.

10.6         Events of Default   The Borrowers shall indemnify each Creditor Party from time to time on demand against all losses, costs and liabilities incurred or sustained by that Creditor Party as a consequence of any Event of Default.

10.7         Enforcement costs   The Borrowers shall pay to each Creditor Party on demand the amount of all costs and expenses (including legal fees) incurred by that Creditor Party in connection with the enforcement of, or the preservation of any rights under, any Creditor Document including (without limitation) any losses, costs and expenses which that Creditor Party may from time to time sustain, incur or become liable for by reason of that Creditor Party being mortgagee of a Vessel and/or a lender to the Borrowers, or by reason of that Creditor Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of a Vessel.

10.8         Other costs   The Borrowers shall pay to each Creditor Party on demand the amount of all sums which that Creditor Party may pay or become actually or contingently liable for on account of a Borrower in connection with a Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which that Creditor Party may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by that Creditor Party in connection with the maintenance or repair of a Vessel or in discharging any lien, bond or other claim relating in any way to a Vessel, and any sums which that Creditor Party may pay or guarantees which it may give to procure the release of a Vessel from arrest or detention.

10.9         Taxes   The Borrowers shall pay all Taxes to which all or any part of the Indebtedness or any Creditor Document may be at any time subject and shall indemnify the Creditor Parties on demand against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.

11           Fees

The Borrowers shall pay to the Agent the underwriting fee, the arrangement fee and the agency fee in the amount, at the times and for distribution in the manner agreed in a Fee Letter.

12           Security and Application of Moneys

12.1         Security Documents   As security for the payment of the Indebtedness, the Borrowers shall execute and deliver to the Security Agent or cause to be executed and delivered to the Security Agent the following documents in such forms and containing such terms and conditions as the Security Agent shall require:

12.1.1      first preferred or, as the context may require, statutory mortgages over the Vessels together with, in the case of each statutory mortgage a collateral deed of covenants;

12.1.2      first priority deeds of assignment of the Insurances, Earnings and Requisition Compensation of the Vessels;

12.1.3      a guarantee and indemnity from the Guarantor;

12.1.4      a first priority deed of charge over the Earnings Account and all amounts from time to time standing to the credit of the Earnings Account; and

12.1.5      a manager’s confirmation in respect of each Vessel.

12.2         Earnings Account   The Borrowers shall maintain the Earnings Account with the Agent for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents. Interest shall accrue on a daily basis on any balance from time to time on the Earnings Account at a rate of interest determined by the Agent in its discretion as the rate of interest payable to its customers on deposits in the same currency and of similar amount and maturity, and shall be credited to the appropriate Earnings Account.

12.3         Earnings   The Borrowers shall procure that all Earnings and any Requisition Compensation for all the Vessels are credited to the Earnings Account.

12.4         Application of Earnings Account   The Borrowers shall procure that there is transferred from the Earnings Account, to the Agent:

12.4.1      on each Repayment Date, the amount of the Repayment Instalment then due; and

12.4.2      on each Interest Payment Date, the amount of interest then due,

and the Borrowers irrevocably authorise the Agent to make those transfers.

12.5         Borrower’s obligations not affected   If for any reason the amount standing to the credit of the Earnings Account is insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrowers’ obligations to pay that Repayment Instalment, or to make that payment of interest shall not be affected.

12.6         Release of surplus   Any amount remaining to the credit of the Earnings Account following the making of any transfer required by Clause 12.4 shall (unless an Event of Default shall have occurred and be continuing) be released to or to the order of the Borrowers.

12.7         Restriction on withdrawal   During the Facility Period no sum may be withdrawn from the Earnings Account (except in accordance with this Clause 12) without the prior written consent of the Agent.

12.8         Relocation of Earnings Account   At any time during the Facility Period, the Agent may without the consent of the Borrowers relocate the Earnings Account to any other branch of the Agent without prejudice to the continued application of this Clause 12 and the rights of the Creditor Parties under the Finance Documents.

12.9         Application after acceleration   From and after the giving of notice to the Borrowers by the Agent under Clause 15.2, the Borrowers shall procure that all sums from time to time standing to the credit of the Earnings Account are immediately transferred to the Agent for application in accordance with Clause 12.10 and the Borrowers irrevocably authorise the Agent to make those transfers.

12.10       General application of moneys – Security Documents  After an Event of Default has occurred each Borrower irrevocably authorises the Creditor Parties to apply all sums which any of them may receive under or in connection with the Finance Documents:

12.10.1    pursuant to a sale or other disposition of its Vessel or any right, title or interest in its Vessel; or

12.10.2    by way of payment of any sum in respect of the Insurances, Earnings or Requisition Compensation of its Vessel; or

12.10.3    by way of transfer of any sum from the Earnings Account; or

12.10.4    otherwise arising under or in connection with any Security Document,

in or towards satisfaction, or by way of retention on account, of the Indebtedness, in the following manner:-

12.10.5      FIRST: in or towards satisfaction of any amounts then due and payable to the Finance Parties under the Finance Documents, or any of them, in the following order of application:-

(a)         in satisfying claims which at law rank in priority to sums owing under or in respect of any of the Finance Documents;

(b)         in paying to the Finance Parties all proper costs, charges and expenses incurred by the Finance Parties in the enforcement of the Finance Documents, or any part thereof, or in respect of the dissolution or liquidation of the relevant Security Party or otherwise in collecting the Distribution Monies;

(c)         in paying to the Finance Parties interest, fees and other amounts, excluding unpaid principal, due and payable in respect of the Senior Indebtedness including but not limited to Break Costs;

(d)         in paying to the Lenders the principal due in respect of the Senior Indebtedness pro-rata in the proportion which the total principal amount outstanding in respect of the Senior Indebtedness bears in relation to each of their Commitments;

or, if the Agent (acting with the authorisation of the Majority Lenders) may specify, in such other proportions and/or such other rankings, as the Agent may require by notice to the Borrowers and the other Security Parties;

12.10.6      SECONDLY: in retention of an amount equal to any amount not then due and payable under Clause 12.10.5, but which the Agent, by notice to the Borrowers and other Security Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with Clause 12.10.5;

12.10.7      THIRDLY: in or towards satisfaction of any amounts then due and payable to the Swap Bank in respect of the Junior Indebtedness, or any part thereof, in such order of application and/or such proportions as the Swap Bank may specify by notice to the Agent, Borrowers and other Security Parties;

12.10.8      FOURTHLY: in retention of an amount equal to any amount not then due and payable to the Swap Bank in respect of the Junior Indebtedness,  or any part thereof, but which the Swap Bank, by notice to the Borrowers and other Security Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with Clause 12.10.7;

12.10.9      FIFTHLY: any surplus shall be paid to the Borrowers or other person appearing to be entitled to it.

12.11       General application of moneys – Master Agreement Documents  After an Event of Default has occurred, each Borrower irrevocably authorises the Swap Bank to apply all sums which it may receive in respect of any Hedging Transaction (unless netted out, assigned or otherwise transferred to the Swap Bank in accordance with the provisions of the Master Agreement) or under or in connection with any Master Agreement Document in or towards satisfaction, or by way of retention on account, of the Indebtedness, in the following manner:-

12.11.1    FIRST: in or towards satisfaction of any amounts then due and payable to the Swap Bank in respect of the Junior Indebtedness, or any part thereof, in such order of application and/or such proportions as the Swap Bank may specify by notice to the Agent, the Borrowers and the other Security Parties;

12.11.2    SECONDLY: in retention of an amount equal to any amount not then due and payable to the Swap Bank in respect of the Junior Indebtedness, or any part thereof, but which the Swap Bank, by notice to the Agent, the Borrowers and other Security Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with Clause 12.11.1;

12.11.3    THIRDLY: in or towards satisfaction of any amounts then due and payable under Clause 12.10.5;

12.11.4    FOURTHLY: in retention of an amount necessary to satisfy the requirements of Clause 12.10.6;

12.11.5    FIFTHLY: in accordance with Clause 12.10.9.

12.12       Application of moneys on sale or Total Loss   Each Borrower irrevocably authorises the Agent and the Security Agent to apply all sums which either of them may receive pursuant to a sale by that Borrower of its Vessel or a Total Loss of its

Vessel in or towards satisfaction of the prepayment due and payable by virtue of that sale or Total Loss under Clause 6.3, but the Borrowers’ obligation to make that prepayment shall not be affected if those sums are insufficient to satisfy that obligation.

12.13       Vessel valuations If the Agent and/or the Security Agent reasonably require, at any time and from time to time (but not more often than once during each consecutive period of six (6) months during the Facility Period and not less than once during each consecutive period of twelve (12) months during the Facility Period (in each case at the expense of the Borrowers) and with the first such period commencing on the first Drawdown Date or as many times as the Creditor Parties may reasonably require (acting through the Agent) during such period (at their expense) or, in the case of a Default or Event of Default which is continuing, at any time and from time to time as the Agent may require in its discretion (in each case at the expense of the Borrowers)), the Vessels shall be valued in Dollars by taking the average of the valuations provided by two firms of shipbrokers chosen by the Borrowers from Maersk Brokers K/S; Howe Robinson; Simpson, Spence & Young; R.S. Platou; Arrow; and Clarkson’s or such other firm(s) of shipbrokers nominated by the Borrowers and approved by the Agent from time to time (or, if not nominated by the Borrowers within five (5) Business Days of the Agent’s first request in writing, such firm(s) of shipbrokers nominated by the Agent in its discretion from time to time) such valuations shall be addressed to the Agent and shall be made without physical inspection (unless otherwise required by the Agent), and on the basis of an arm’s-length purchase by a willing buyer from a willing seller and without taking into account any charterparty. The fees of the firm of shipbrokers appointed to give such valuations and all other costs arising in connection with the obtaining of any such valuations shall be paid by the Borrowers.

12.14       Additional security   If at any time the aggregate of the market value of the Vessels (such market value to be determined in accordance with Clause 12.13) and the value of any additional security (such value to be the face amount of the deposit in the case of cash), determined conclusively by appropriate advisers appointed by the Agent (in the case of other charged assets), and determined by the Agent in its discretion (in all other cases)) for the time being provided to the Security Agent under this Clause 12.14 is less than one hundred and twenty per cent (120%) of the aggregate of (i) the consolidated aggregate of the Currency Equivalent in Dollars of all the Currency Tranches and (ii) the remaining part of the Loan in Dollars and (iii) the Master Agreement Liabilities then the Borrowers shall, within thirty (30) days of the Agent’s request, at the Borrowers’ option:

12.14.1        pay to the Security Agent or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Security Agent as additional security for the payment of the Indebtedness; or

12.14.2        give to the Security Agent other additional security in amount and form acceptable to the Security Agent in its discretion; or

12.14.3        prepay the amount of the Indebtedness which will ensure that the aggregate of the market value of the Vessels (determined as stated above) and the value of any such additional security (valued as stated above) is not less than one hundred and twenty per cent (120%) of the aggregate of (i) the consolidated aggregate of the Currency Equivalent in Dollars of all the Currency Tranches and (ii) the remaining part of the Loan in Dollars and (iii) the Master Agreement Liabilities,

Clauses 5.3, 6.2.3 and 6.4 shall apply, mutatis mutandis, to any prepayment made under this Clause 12.14 and the value of any additional security provided shall be determined as stated above.

13           Representations

13.1         Representations   The Borrowers make the representations and warranties set out in this Clause 13.1 to each Creditor Party on the date of this Agreement.

13.1.1      Status   Each Security Party (which is not an individual) is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation and has the power to own its assets and carry on its business as it is being conducted.

13.1.2      Binding obligations   The obligations expressed to be assumed by each Security Party in each Creditor Document to which it is a party are legal, valid, binding and enforceable obligations.

13.1.3      Non-conflict with other obligations   The entry into and performance by each Security Party of, and the transactions contemplated by, the Creditor Documents do not conflict with:

(a)           any law or regulation applicable to that Security Party;

(b)           the constitutional documents of that Security Party; or

(c)           any document binding on that Security Party or any of its assets,

and in borrowing the Loan and entering into any Hedging Transactions, the Borrowers are acting for their own account.

13.1.4      Power and authority   Each Security Party has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Creditor Documents to which it is a party and the transactions contemplated by those Creditor Documents.

13.1.5      Validity and admissibility in evidence   All consents, licences, approvals, authorisations, filings and registrations required or desirable:

(a)           to enable each Security Party lawfully to enter into, exercise its rights and comply with its obligations in the Creditor Documents to which it is a party or to enable each Creditor Party to enforce and exercise all its rights under the Creditor Documents; and

(b)           to make the Creditor Documents to which any Security Party is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Part II of Schedule 2.

13.1.6      Governing law and enforcement   The choice of English law as the governing law of any Creditor Document expressed to be governed by English law or, in the case of the relevant Creditor Documents, Greek or Singapore law, will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party, and any judgment obtained in England or, in the case of the relevant Creditor Documents, Greece or Singapore, in relation to any such Creditor Document will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party.

13.1.7      Deduction of Tax   No Security Party is required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Creditor Document.

13.1.8      No filing or stamp taxes   Under the law of jurisdiction of incorporation of each relevant Security Party it is not necessary that the Creditor Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Creditor Documents or the transactions contemplated by the Creditor Documents.

13.1.9      No default   No Event of Default is continuing or might reasonably be expected to result from the advance of any Drawing and/or the entering into of any Hedging Transaction.

13.1.10    No misleading information   Any factual information provided by any Security Party to any Creditor Party was true and accurate in all material respects as at the date it was provided.

13.1.11    Pari passu ranking   The payment obligations of each Security Party under the Creditor Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

13.1.12    No proceedings pending or threatened   No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or (to the best of the Borrowers’ knowledge threatened) which, if adversely determined, might reasonably be expected to have a materially adverse effect on the business, assets, financial condition or credit worthiness of any Security Party.

13.1.13    Disclosure of material facts   The Borrowers are not aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan and/or hedging facilities of the nature contemplated by this Agreement and the Master Agreement available to the Borrowers.

13.1.14    No established place of business in the UK or US   No Security Party has an established place of business in the United Kingdom or the United States of America.

13.1.15    Completeness of Relevant Documents   The copies of any Relevant Documents provided or to be provided by the Borrowers to the Agent in accordance with Clause 3 are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Agent.

13.2         Repetition   Each representation and warranty in Clause 13.1 is deemed to be repeated by the Borrowers by reference to the facts and circumstances then existing on the date of each Drawdown Notice and the first day of each Interest Period.

13.3         German money laundering act. The Borrowers confirm that they are the beneficiaries (within the meaning of section 8 of the German Money Laundering Act (Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten (Geldwäschegesetz)) of the Loan and any Hedging Transactions, and that they will promptly inform the Agent in writing if they are not or cease to be the beneficiary and will then set down in writing the name and the address of the beneficiary.

14           Undertakings and Covenants

The undertakings and covenants in this Clause 14 remain in force for the duration of the Facility Period.

14.1         Information Undertakings

14.1.1      Financial statements   The Borrowers shall supply to the Agent, and shall procure that the Managers supply to the Agent, as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each financial year of the Borrowers and the Managers, each Borrower’s and the Managers’ annual audited financial statements and the Group Statements for that financial year, commencing with the financial statements for 2004.

14.1.2      Requirements as to financial statements   Each set of financial statements delivered under Clause 14.1.1 shall be prepared using:-

(a)           generally accepted accounting principles, in the case of the annual audited financial statements for the Borrowers and the Managers; and

(b)           Applicable Accounting Principles, in the case of the Group Statements.

14.1.3      Information: miscellaneous   The Borrowers shall supply to the Agent:

(a)           all documents dispatched by any Borrower:-

(i)            to its creditors generally; and

(ii)           if there is no Event of Default, to its shareholders (or any class of them) which that Borrower is required to despatch at law; and

(iii)          if there is an Event of Default which is continuing, all documents dispatched by that Borrower to its shareholders (or any class of them);

in each case at the same time as they are dispatched;

(b)           promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party, and which might, if adversely determined, have a materially adverse effect on the business, assets, financial condition or credit worthiness of that Security Party; and

(c)           promptly, such further information regarding the financial condition, business and operations of any Security Party as the Agent may reasonably request including, without limitation, cash flow analyses and details of the operating costs of any Vessel.

14.1.4      Notification of default

(a)           The Borrowers shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)           Promptly upon a request by the Agent, each Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

14.1.5      “Know your customer” checks   If:

(a)           the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)           any change in the status of a Borrower after the date of this Agreement; or

(c)           a proposed assignment or transfer by a Creditor Party of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Creditor Party (or, in the case of (c) above, any prospective new Creditor Party) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Creditor Party or, in the case of (c) above, on behalf of any prospective new

Creditor Party) in order for the Agent or that Creditor Party (or, in the case of (c) above, any prospective new Creditor Party) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Creditor Documents.

14.2         Financial covenants

14.2.1      Undertaking  The Borrowers undertake that throughout the Facility Period:

The amount of total Net Worth will not be less than $250,000,000;

                The ratio of Fixed Assets to Net Consolidated Indebtedness will not be less than 1.45:1;

                The ratio of Outstanding Bank Debt to Vessel Values will not be more than 0.75:1; and

Net Worth will always exceed 30% of Total Assets;

14.2.2      Limitations on Incurrence of Financial Indebtedness The Borrowers will procure that, during the Facility Period, the Guarantor will not and will not permit any Subsidiary to (i) incur additional Financial Indebtedness or (ii) declare or pay any dividend or other distribution to shareholders unless immediately after giving effect thereto:

(a)            the Liquid Funds of the Group would not be less than $30,000,000; and

(b)           the ratio of EBITDA to Net Interest Expenses would be at least 2.5:1 on a Pro Forma Basis for the period immediately preceding the date thereof for which Group Statements are available.

14.2.3      Definitions The calculation of ratios and percentages in Clauses 14.2.1 and 14.2.2 shall be determined on the basis of the latest Group Statements, but so that:

(a)            “Bank Credit Agreement” means any bank credit agreement or similar facility entered into at any time by a member of the Group;

(b)           “Consolidated Indebtedness” means, in respect of the relevant period, the aggregate amount of Financial Indebtedness (including current maturities) due by the members of the Group (other than any such Financial Indebtedness owing by any member of the Group to another member of the Group);

(c)            “Current Assets” means, in respect of the relevant period, the aggregate amount of cash and cash equivalents, receivables due to any member of the Group by a person who is not a member of the Group with a maturity of less than one year and inventories;

(d)           “EBITDA” means, in respect of the relevant period, the aggregate amount of consolidated pre-tax profits of the Group before extraordinary or exceptional items, depreciation, interest, rentals under finance leases and similar charges payable;

(e)            “Financial Indebtedness” means, in relation to any member of the Group, a liability of the debtor:

(i)             for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(ii)            under any loan, bond, note or other debt security issued by the debtor;

(iii)           under any acceptance credit, guarantee or letter of credit facility made available to the debtor other than in the ordinary course of business;

(iv)         under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(v)           under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; and

(vi)          under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (i) to (v) if the references to the debtor referred to the other person (unless such other person is a member of the Group and the said liability of that other person was incurred in conformity with Clause 14.2.2);

(f)            “Fixed Assets” means, in respect of the relevant period, the aggregate of the Vessel Values and the value on a consolidated basis of all other fixed assets of the Group (less depreciation computed in accordance with the Applicable Accounting Principles);

(g)          “Liquid Funds” means, in respect of the relevant period, the aggregate of:

(i)             cash in hand or held with banks or other financial institutions which is free of any Security Interest (other than a Security Interest created under a Bank Credit Agreement); and

(ii)           any other short-term financial investments which is free of any Security Interest (other than a Security Interest created under a Bank Credit Agreement);

(h)          “Net Consolidated Indebtedness” means, in respect of the relevant period, Consolidated Indebtedness less Liquid Funds;

(i)           “Net Interest Expenses” means, in respect of the relevant period:

(i)            the aggregate on a consolidated basis of:

(A)         all interest incurred by any member of the Group (excluding any amounts owing by one member of the Group to another member of the Group); and

(B)          any net amounts payable under interest rate hedge agreements

LESS

(ii)           the aggregate of:

(A)           interest receivable by any member of the Group on Liquid Funds; and

(B)           any net amounts receivable under interest rate hedge agreements, in each case accrued (and whether or not actually paid) during such period;

(j)             “Net Worth” means, in respect of the relevant period, the Total Shareholders Equity as defined by the Applicable Accounting Principles.

(k)            “Outstanding Bank Debt” means, in respect of the relevant period, the aggregate amount of principal due under the Bank Credit Agreements less cash held with banks or other financial institutions and any other short-term investments over which, in each case, a Bank Credit Agreement has created a Security Interest;

(l)           “Pro Forma Basis” means, for the purposes of Clause 14.2.2(b), giving pro forma effect to:

(i)             any acquisition or sale of a person, business or asset and any related incurrence, repayment or refinancing of a Financial Indebtedness or other related transactions, which would otherwise be accounted for under the Applicable Accounting Principles; or

(ii)            any incurrence, repayment or refinancing of any Financial Indebtedness and the application of the proceeds therefrom;

as if the same was realised on the first day of the immediately preceding period for which Financial Statements are available, in accordance with the Applicable Accounting Principles.

For the purposes of this definition:

(A)          in the case of the acquisition of a Vessel by a member of the Group pursuant to a memorandum of agreement (or similar agreement) or the delivery of a Vessel to a member of the Group pursuant to a shipbuilding contract during the relevant period, if historical earnings (losses) of such Vessel are not available to the Guarantor, the Guarantor shall give pro forma effect to the earnings (losses) of such Vessel as if such Vessel was acquired on the first day of the immediately preceding period for which Financial Statements are available by basing such earnings (losses) on:

(1)          the revenues to be earned from any binding charter, lease or like arrangement which will be applicable to any such Vessel less a good faith estimate of the operating costs of such Vessel (including, without limitation, management fees); or

(2)          with respect of any such Vessel not subject to such arrangement, the earnings (losses) for the applicable period of the most comparable Vessel of any member of the Group (as determined in the reasonable judgment of a responsible financial officer of the Guarantor) or, in the absence of a comparable Vessel, based on industry average earning (losses) for comparable vessels (as determined in the reasonable judgment of a responsible financial officer of the Guarantor); and

(B)           in the case of an acquisition of a person, business or asset, the Guarantor shall give pro forma effect to the amount of income or earnings relating thereto, and the amount of Net Interest Expenses associated with any Financial Indebtedness issued in connection therewith (as determined in the reasonable judgment of a responsible financial office of the Guarantor);

(m)           “Security Interest” means:

(i)            a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(ii)           the rights of the plaintiff under an action in rem in which the asset concerned has been arrested or a writ has been issued or similar step taken; and

(iii)          any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had it held a security interest over an asset of A; but this paragraph (iii) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

(n)           “Total Assets” means the aggregate of Current Assets and Fixed Assets;

(o)           “Vessel” and “Vessels” means for the purposes of this Clause 14.2 the vessels owned by and registered (or to be owned by and registered) in the name of the Guarantor or any of the Subsidiaries or operated by the Guarantor or any of the Subsidiaries pursuant to a lease or other operating agreement constituting a capital lease obligation, in each case with all related equipment and any additions or improvements; and

(p)           “Vessel Values” means, in respect of the relevant period, the aggregate book value of the Vessels determined in accordance with the Applicable Accounting Principles

14.2.4      Currency  For the purposes of this Clause 14.2 any amount expressed in a currency other than Dollars shall (unless the Agent otherwise agrees) be converted into Dollars in accordance with the Applicable Accounting Principles.

14.2.5      Covenant Compliance Certificate  The Borrowers will provide the Agent with a Covenant Compliance Certificate in respect of compliance by the Borrowers of Clauses 14.2.1 and 14.2.2 at such times as the Agent may reasonably require, in its discretion but at least once during each calendar year.

14.3 General undertakings

14.3.1      Authorisations   The Borrowers shall promptly:

(a)           obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)           supply certified copies to the Agent of,

any consent, licence, approval or authorisation required under any law or regulation to enable each Security Party to perform its obligations under the Creditor Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in the jurisdiction of incorporation of each relevant Security Party of any Creditor Document.

14.3.2      Compliance with laws   Each Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Creditor Documents.

14.3.3      Conduct of business   Each Borrower shall carry on and conduct its business in a proper and efficient manner, file all requisite tax returns and pay all tax which becomes due and payable (except where contested in good faith).

14.3.4      Evidence of good standing   The Borrowers will from time to time if requested by the Agent provide the Agent with evidence in form and substance satisfactory to the Agent that the Security Parties and all corporate shareholders of any Security Party remain in good standing.

14.3.5      Negative pledge and no disposals   No Borrower shall create nor permit to subsist any Encumbrance or other third party rights (other than a Permitted Encumbrance) over any of its present or future assets or undertaking nor dispose of any those assets or of all or part of that undertaking.

14.3.6      Merger   No Borrower shall enter into any amalgamation, demerger, merger or corporate reconstruction.

14.3.7      Change of business   No Borrower shall make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

14.3.8      No change in ownership or control  No Borrower shall permit any change in its beneficial ownership or control from that advised to the Agent at the date of this Agreement and shall procure that all the capital stock of the Borrowers is owned directly or indirectly by the Guarantor and that the present shareholders of the Guarantor shall maintain at all times beneficial ownership or control, directly or indirectly, of at least sixty per centum (60%) of each Borrower’s capital stock.

14.3.9      No other business   No Borrower shall engage in any business other than the ownership, operation, chartering and management of its Vessel.

14.3.10    No place of business in UK or US   No Borrower shall have an established place of business in the United Kingdom or the United States of America at any time during the Facility Period.

14.3.11    No borrowings   No Borrower shall without the prior written consent of the Agent borrow any money (except for the Loan and unsecured Financial Indebtedness subordinated to the Loan) nor incur any obligations under leases.

14.3.12    No substantial liabilities   Except in the ordinary course of business, no Borrower shall without the prior written consent of the Agent incur any liability to any third party which is in the Agent’s opinion of a substantial nature.

14.3.13    No loans or other financial commitments   No Borrower shall without the prior written consent of the Agent make any loan nor enter into any guarantee or indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person nor encumber its Vessel with an Encumbrance except loans made in the ordinary course of business in connection with the chartering, operation or repair of its Vessel.

14.3.14    Inspection of records   Each Borrower will permit the inspection of its financial records and accounts from time to time by the Agent or its nominee.

14.3.15    No change in Relevant Documents   The Borrowers shall procure that, without the prior written consent of the Agent, there shall be no termination of, alteration to, or waiver of any term of, any of the Relevant Documents which are not Creditor Documents.

15           Events of Default

15.1         Events of Default   Each of the events or circumstances set out in this Clause 15.1 is an Event of Default.

15.1.1      Non-payment   The Borrowers do not pay on the due date any amount payable by them under a Creditor Document at the place at and in the currency in which it is expressed to be payable.

No Event of Default under this Clause 15.1.1 will occur if non-payment is caused by technical and/or administrative error and the payment is received within three (3) days of the due date of such payment at the place and in the currency in which it is expressed to be payable.

15.1.2      Other obligations   A Security Party or any other person (except a Creditor Party) does not comply with any provision of any of the Relevant Documents to which that Security Party or person is a party (other than as referred to in Clause 15.1.1).

No Event of Default under this Clause 15.1.2 will occur if the failure to comply, if capable of remedy, is remedied within ten (10) Business Days of the Agent giving notice to the Borrowers or the Borrowers becoming aware of the failure to comply.

15.1.3      Misrepresentation   Any representation, warranty or statement made or deemed to be repeated by a Security Party in any Creditor Document or any other document delivered by or on behalf of a Security Party under or in connection with any Creditor Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be repeated.

No Event of Default under this Clause 15.1.3 will occur in respect of any innocent misrepresentation which, if capable of remedy, is remedied within ten (10) Business Days of its occurrence, unless such innocent misrepresentation takes place on a Drawdown Date.

15.1.4      Cross default   Any of the following occurs in respect of a Security Party:

(a)           any of its Financial Indebtedness is not paid when due; or

(b)           any of its Financial Indebtedness:

(i)           becomes prematurely due and payable; or

(ii)          is placed on demand; or

(iii)          is capable of being declared to be permanently due and payable or being placed on demand, in each case, as a result of an event of default (howsoever described); or

(c)            any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described).

No Event of Default will occur under (a), (b) or (c) of this Clause 15.1.4 in respect of any Financial Indebtedness of the Guarantor which at any time is for an amount, in aggregate, less than ten million Dollars ($10,000,000).

15.1.5       Insolvency    A Security Party is unable or admits inability to pay its debts as they fall due,  suspends  making  payments  on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its Financial Indebtedness or becomes otherwise insolvent.

15.1.6      Insolvency proceedings   Any corporate action, legal proceedings or other procedure or step is taken for:

(a)           the winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of a Security Party;

(b)           the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of any Security Party or any of its assets; or

(c)           enforcement of any Encumbrance over any assets of a Security Party,

or any analogous procedure or step is taken in any jurisdiction.

15.1.7      Creditors’ process  Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Security Party.

No Event of Default will occur under this Clause 15.1.7 if the expropriation, attachment, sequestration, distress or execution affects any asset of the Guarantor, and the aggregate amount in respect thereof is, in the opinion of the Agent, for a value which is less than ten million Dollars ($10,000,000).

15.1.8      Change in ownership or control of a Borrower   There is any change in the beneficial ownership or control of a Borrower from that advised to the Agent by the Borrowers at the date of this Agreement.

15.1.9      Repudiation   A Security Party or any other person  repudiates any of the Relevant Documents to which that Security Party or person is a party or evidences an intention to do so.

15.1.10      Impossibility or illegality   Any event occurs which would, or would with the passage of time, render performance of any of the Relevant Documents by a Security Party or any other party to any such document impossible, unlawful or unenforceable by a Creditor Party or a Security Party.

15.1.11      Conditions subsequent   Any of the conditions referred to in Clause 3.4 is not satisfied within the time reasonably required by the Agent.

15.1.12      Revocation or modification of authorisation   Any consent, licence, approval, authorisation, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable a Security Party or any other person (except a Creditor Party) to comply with any of its obligations under any of the Relevant Documents is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Agent considers is, or may be, prejudicial to the interests of a Creditor Party, or ceases to remain in full force and effect.

15.1.13    Curtailment of business   A Borrower ceases, or threatens to cease, to carry on all or a substantial part of its business or, as a result of intervention by or under the authority of any government, the business of a Borrower is wholly or partially curtailed or suspended, or all or a substantial part of the assets or undertaking of a Borrower is seized, nationalised, expropriated or compulsorily acquired.

15.1.14    Reduction of capital   A Security Party reduces its authorised or issued or subscribed capital and, in the opinion of the Agent, such reduction has a material adverse effect on the Security Party in question.

15.1.15     Loss of Vessel   A Vessel suffers a Total Loss and payment of all insurance proceeds in respect of the Total Loss is not made in full to the Security Agent in accordance with Clause 6.3.

15.1.16    Challenge to registration   The registration of a Vessel or a Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of a Mortgage is contested.

No Event of Default under this Clause 15.1.16 will occur if any contesting of the Vessel or Mortgage ceases within ten (10) Business Days of its commencement or the voidability, or liability to cancellation or termination of the Mortgage is remedied within ten (10) Business Days of the date that such voidability or liability to cancellation or termination arose or if the registration of a Vessel or Mortgage becomes void and the relevant Borrower and the Security Agent have effected the re-registration of the Vessel and its Mortgage under another register acceptable to the Agent in its discretion  and the Borrowers have provided the Agent with such equivalent additional documents and evidence mutatis mutandis to those specified at Part I, 1(a) to (h) inclusive, and Part I, 2 (a) to (f) (inclusive), (g), (h) and 3 (a)  of Schedule 2 as the Agent may require in its discretion.

15.1.17    War   The country of registration of a Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent in its discretion considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced.

No Event of Default under this Clause 15.1.17 will occur if the country of  registration of a Vessel ceases to be at war (whether or not declared) or civil war or ceases to be occupied by another power within ten (10) Business Days of the occurrence of the event in question, or the Borrower in question has within ten (10) Business Days of the occurrence of the event in question reflagged the Vessel with another country of registration acceptable to the Agent in its discretion and the Borrowers have provided the Agent with such equivalent additional documents and evidence to that specified at Part I, 1(a) to (h) inclusive, and Part I, 2 (a) to (f) (inclusive), (h), (j) and 3 (a) of Schedule 2 as the Agent may require in its discretion.

15.1.18    Master Agreement termination   A notice is given by the Swap Bank under section 6(a) of the Master Agreement, or by any person under section 6(b)(iv) of the Master Agreement, in either case designating an Early Termination Date for the purpose of the Master Agreement, or the Master Agreement is for any other reason terminated, cancelled, suspended, rescinded, revoked or otherwise ceases to remain in full force and effect.

15.1.19    Notice of termination   The Guarantor gives notice to the Security Agent to determine its obligations under the Guarantee.

15.1.20    Material adverse change   Any event or series of events occurs which, in the reasonable opinion of the Agent, is likely to have a materially adverse effect on the business, assets, financial condition or credit worthiness of a Security Party.

15.2         Acceleration   If an Event of Default is continuing the Agent may by notice to the Borrowers:

15.2.1      declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

15.2.2      declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Agent; and

the security constituted by the Security Documents shall become immediately enforceable and the Agent and the  Security Agent (on behalf of the other Creditor Parties) in respect of the Finance Documents and the Swap Bank (in respect of the Master Agreement Documents) shall be entitled to exercise all or any of the rights, powers, discretions and remedies vested in them by the Creditor Documents, or any of them, without any requirement for any court order or declaration that an Event of Default has occurred, and the rights of the Creditor Parties will be in addition to and without prejudice to all other rights, powers, discretions and remedies to which they may be entitled, whether by statute or otherwise.

16           Assignment and Sub-Participation

16.1         Creditor Parties’ rights

16.1.1     A Lender may grant sub-participations in all or any part of its Commitment; and

16.1.2     Upon written notice from the Agent to the Security Parties, a Creditor Party may assign any of its rights under this Agreement (and the other Creditor Documents) or transfer by novation any of its rights and obligations under this Agreement (and the other Creditor Documents) to any other branch of that Creditor Party or to any of its subsidiaries or to its holding company or to a subsidiary of its holding company or, subject to the prior written agreement of all the Security Parties (such agreement not to be unreasonably withheld by any of the Security Parties), to any other bank or financial institution. If the Security Parties, (or any of them) do not agree to such assignment or transfer, the Security Parties shall notify the Agent of their objection to such proposed transfer or assignment within five (5) days of receiving notice from the Agent and shall, by not later than the date falling fifteen (15) days after such notice from the Agent, prepay the portion of the Loan that would have been subject to such transfer or assignment. Clauses 5.3, 6.2.3 and 6.4, shall apply to such prepayment.

16.1.3      The Swap Bank may not assign any of its rights under the Master Agreement or transfer by novation any of its rights and obligations under the Master Agreement to any other bank or financial institution, except to another branch of the Swap Bank and/or to another Finance Party.

16.2         Borrowers’ co-operation   The Borrowers will co-operate fully with a Creditor Party in connection with any assignment, transfer or sub-participation by that Creditor Party, and which is permitted in accordance with Clause 16.1; will execute and procure the execution of such documents as that Creditor Party may require in that connection; and irrevocably authorise any Creditor Party to disclose to any proposed assignee, transferee or sub-participant or any person or party who may enter into contractual relations with that Creditor Party (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Loan, the Relevant Documents, and the Vessels which any Creditor Party may in its discretion consider necessary or desirable.

16.3         Rights of assignee   Any assignee of a Creditor Party shall (unless limited by the express terms of the assignment) take the full benefit of every provision of the Creditor Documents benefiting that Creditor Party PROVIDED THAT  an assignment will only be effective on notification by the Agent to that Creditor Party and the assignee that the Agent is satisfied it has complied with all necessary “Know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to the assignee.

16.4         Transfer Certificates   If a Creditor Party wishes to transfer any of its rights and obligations under or pursuant to this Agreement, it may do so by delivering to the Agent a duly completed Transfer Certificate, in which event on the Transfer Date:

16.4.1      to the extent that that Creditor Party seeks to transfer its rights and obligations, the Borrowers (on the one hand) and that Creditor Party (on the other) shall be released from all further obligations towards the other;

16.4.2      the Borrowers (on the one hand) and the transferee (on the other) shall assume obligations towards the other identical to those released pursuant to Clause 16.4.1; and

16.4.3      the Creditor Parties and the transferee shall have the same rights and obligations between themselves as they would have had if the transferee had been an original party to this Agreement as a Lender

PROVIDED THAT the Agent shall only be obliged to execute a Transfer Certificate once:

16.4.4      it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to the transferee; and

16.4.5      the transferee (if it is not another branch, subsidiary, holding company or other subsidiary of the holding company of the Transferor) has paid to the Agent for its own account a transfer fee of two thousand Dollars ($2,000).

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrowers a copy of that Transfer Certificate.

16.5         Finance Documents   Unless otherwise expressly provided in any Finance Document or otherwise expressly agreed between a Creditor Party and any proposed transferee and notified by that Creditor Party to the Agent on or before the relevant Transfer Date, there shall automatically be assigned to the transferee with any transfer of a Creditor Party’s rights and obligations under or pursuant to this Agreement the rights of that Creditor Party under or pursuant to the Finance Documents (other than this Agreement) which relate to the portion of that Creditor Party’s rights and obligations transferred by the relevant Transfer Certificate.

16.6         No assignment or transfer by the Borrowers   No Borrower may assign any of its rights or transfer any of its rights or obligations under the Creditor Documents.

17           The Agent, the Security Agent and the other Creditor Parties

17.1         Appointment

17.1.1      Each Creditor Party appoints the Agent to act as its agent under and in connection with the Finance Documents and appoints the Security Agent to act as its security agent for the purpose of the Security Documents.

17.1.2      Each Creditor Party authorises the Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to them under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

17.1.3      Except where the context otherwise requires, references in this Clause 17 to the “Agent” shall mean the Agent and the Security Agent individually and collectively.

17.2         Authority   Each Creditor Party irrevocably authorises the Agent (subject to Clauses 17.4 and 17.20):

17.2.1      to execute any Finance Document (other than this Agreement) on its behalf;

17.2.2      to collect, receive, release or pay any money on its behalf;

17.2.3      acting on the instructions from time to time of the Majority Lenders to give or withhold any waivers, consents or approvals under or pursuant to any Finance Document or amend the terms of any Finance Document;

17.2.4      acting on the instructions from time to time of the Majority Lenders to exercise, or refrain from exercising, any discretions under or pursuant to any Finance Document; and

17.2.5      to enforce any Finance Document on its behalf.

The Agent shall have no duties or responsibilities as agent or as security agent other than those expressly conferred on it by the Finance Documents and shall not be obliged to act on any instructions from the Creditor Parties or the Majority Lenders if to do so would, in the opinion of the Agent, be contrary to any provision of the Finance Documents or to any law, or would expose the Agent to any actual or potential liability to any third party.

17.3         Trust   The Security Agent agrees and declares, and each of the other Creditor Parties acknowledges, that, subject to the terms and conditions of this Clause 17.3, the Security Agent holds the Trust Property on trust for the Creditor Parties absolutely. Each of the other Creditor Parties agrees that the obligations, rights and benefits vested in the Security Agent shall be performed and exercised in accordance with this Clause 17.3. The Security Agent shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as security agent for the Creditor Parties, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:

17.3.1      the Security Agent and any attorney, agent or delegate of the Security Agent may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Security Agent or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents;

17.3.2      the Creditor Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of eighty years from the date of this Agreement.

17.4          Limitations on authority   Except with the prior written consent of all the Creditor Parties, the Agent shall not be entitled to:

17.4.1      release or vary any security given for the Borrowers’ obligations under this Agreement; nor

17.4.2      waive the payment of any sum of money payable by any Security Party under the Finance Documents; nor

17.4.3      change the meaning of the expressions “Majority Lenders” or “Margin” or “Availability Termination Date”; nor

17.4.4      approve the identity of the Guarantor; nor

17.4.5      exercise, or refrain from exercising, any discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement, expressly reserved to the Lenders; nor

17.4.6      extend the due date for the payment of any sum of money payable by any Security Party under any Finance Document; nor

17.4.7      take or refrain from taking any step if the effect of such action or inaction may lead to the increase of the obligations of a Lender under any Finance Document; nor

17.4.8      agree to change the currency in which any sum is payable under any Finance Document (other than in accordance with the terms of the relevant Finance Document); nor

17.4.9      agree to amend this Clause 17.4.

17.5         Liability   Neither the Agent nor any of its directors, officers, employees or agents shall be liable to the Creditor Parties for anything done or omitted to be done by the Agent under or in connection with any of the Relevant Documents unless as a result of the Agent’s gross negligence or wilful misconduct.

17.6         Acknowledgement   Each Creditor Party acknowledges that:

17.6.1      it has not relied on any representation made by the Agent or any of the Agent’s directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent to induce it to enter into any Creditor Document;

17.6.2      it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Loan and any Master Agreement Liabilities;

17.6.3      it has made its own appraisal of the creditworthiness of the Security Parties; and

17.6.4      the Agent shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any Security Party unless that information is received by the Agent pursuant to the express terms of a Finance Document.

Each Creditor Party agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agent or against any other person acting or purporting to act on behalf of the Agent any claim which it might have against them in respect of any of the matters referred to in this Clause 17.6.

17.7         Limitations on responsibility   The Agent shall have no responsibility to any Security Party or to any Creditor Party on account of:

17.7.1      the failure of a Creditor Party or of any Security Party to perform any of its obligations under a Creditor Document; nor

17.7.2      the financial condition of any Security Party; nor

17.7.3      the completeness or accuracy of any statements, representations or warranties made in or pursuant to any Creditor Document, or in or pursuant to any document delivered pursuant to or in connection with any Creditor Document; nor

17.7.4      the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any Creditor Document or of any document executed or delivered pursuant to or in connection with any Creditor Document.

17.8         The Agent’s rights   The Agent may:

17.8.1      assume that all representations or warranties made or deemed repeated by any Security Party in or pursuant to any Finance Document are true and complete, unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

17.8.2      assume that no Default has occurred unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

17.8.3      rely on any document or notice believed by it to be genuine;

17.8.4      rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it;

17.8.5      rely as to any factual matters which might reasonably be expected to be within the knowledge of any Security Party on a certificate signed by or on behalf of that Security Party; and

17.8.6      refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Creditor Parties (or, where applicable, by the Majority Lenders) and unless and until the Agent has received from the Creditor Parties any payment which the Agent may require on account of, or any security which the Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

17.9         The Agent’s duties   The Agent shall:

17.9.1      if requested in writing to do so by a Creditor Party, make enquiry and advise the Creditor Parties as to the performance or observance of any of the provisions of any Finance Document by any Security Party or as to the existence of an Event of Default; and

17.9.2      inform the Creditor Parties promptly of any Event of Default of which the Agent has actual knowledge; and

17.9.3      distribute to the Creditor Parties promptly any information supplied to the Agent by the Borrowers under and pursuant to Clause 14.1.3.

17.10       No deemed knowledge   The Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any Security Party or actual knowledge of the occurrence of any Default unless a Creditor Party or a Security Party shall have given written notice thereof to the Agent in its capacity as the Agent. Any information acquired by the Agent other than specifically in its capacity as the Agent shall not be deemed to be information acquired by the Agent in its capacity as the Agent.

17.11       Other business   The Agent may, without any liability to account to the Creditor Parties, generally engage in any kind of banking or trust business with a Security Party or with a Security Party’s subsidiaries or associated companies or with a Creditor Party as if it were not the Agent.

17.12       Indemnity   The Lenders shall, promptly on the Agent’s request, reimburse the Agent in their respective Proportionate Shares, for, and keep the Agent fully indemnified in respect of all liabilities, damages, costs and claims sustained or incurred by the Agent in connection with the Finance Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any Finance Document, to the extent not paid by the Security Parties and not arising solely from the Agent’s gross negligence or wilful misconduct.

17.13       Employment of agents   In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Finance Documents, the Agent shall be entitled to employ and pay agents to do anything which the Agent is empowered to do under or pursuant to the Finance Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent in good faith to be competent to give such opinion, advice or information.

17.14       Distribution of payments   Without limitation to Clauses 12.10 and 12.11 and subject to Clause 17.15, the Agent shall pay promptly to the order of each Lender its Proportionate Share of every sum of money received by the Agent pursuant to the Finance Documents and shall pay promptly to the order of each Creditor Party every other sum of money received by the Agent pursuant to the Finance Documents and which may be due to that Creditor Party and until so paid each such amount shall be held by the Agent on trust absolutely for that Lender or Creditor Party, as the case may be.

17.15       Distribution of fees  Any amounts payable pursuant to Clause 11 and/or any Fee Letter and any amounts which, by the terms of the Finance Documents, shall be paid to the Agent for the account of the Agent alone or, as the context may require, specifically for the account of one or more of the Creditor Parties shall not be distributed in accordance with Clause 17.14 but will be held by the Agent for its own benefit or , as the context may require transferred by the Agent to the relevant Creditor Party.

17.16       Reimbursement   The Agent shall have no liability to pay any sum to a Creditor Party until it has itself received payment of that sum. If, however, the Agent does pay any sum to a Creditor Party on account of any amount prospectively due to that Creditor Party pursuant to Clause 17.14 before it has itself received payment of that amount, and the Agent does not in fact receive payment within five (5) Business Days after the date on which that payment was required to be made by the terms of the Finance Documents, that Creditor Party will, on demand by the Agent, refund to the Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Agent for any amount which the Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of the Finance Documents and ending on the date on which the Agent receives reimbursement.

17.17       Redistribution of payments   Unless otherwise agreed between the Agent and the other Creditor Parties, if at any time a Creditor Party receives or recovers by way of set-off, the exercise of any lien or otherwise from any Security Party, any sum due from that Security Party to any of the Creditor Parties under the Finance Documents (the amount received by such Creditor Party being referred to in this Clause 17.17 and in Clause 17.18 as the “Received Amount”) then:

17.17.1    that Creditor Party shall promptly notify the Agent (which shall promptly notify each other Creditor Party);

17.17.2    that Creditor Party shall pay to the Agent an amount equal to the Received Amount within ten (10) days of its receipt or recovery of the Received Amount; and

17.17.3    the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum due from that Security Party to the Creditor Parties and shall account to the Creditor Parties in respect of the Received Amount in accordance with the provisions of Clause 17.14.

However, if a Creditor Party has commenced any legal proceedings to recover sums owing to it under the Finance Documents and, as a result of, or in connection with, those proceedings has received a Received Amount, the Agent shall not distribute any of that Received Amount to any other Creditor Party which had been notified of the proceedings and had the legal right to, but did not, join those proceedings or commence and diligently prosecute separate proceedings to enforce its rights in the same or another court.

17.18       Rescission of Received Amount   If all or any part of any Received Amount is rescinded or must otherwise be restored to any Security Party or to any other third party, the relevant Creditor Parties which have received any part of that Received Amount by way of distribution from the Agent pursuant to Clauses 17.14 and 17.17 shall repay to the Agent the full amount of that Received Amount and the Agent shall return to the account of the Creditor Party which originally received or recovered the Received Amount, such amount which has been rescinded or must otherwise be restored to the Security Party in question, and the balance of the Received Amount shall be redistributed by the Agent in accordance with Clause 17.14.

17.19       Proceedings   Each of the Creditor Parties and the Agent shall notify one another of the proposed commencement of any legal proceedings under any Finance Document prior to their commencement.

17.20       Instructions   Where the Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Creditor Parties, or any of them, or of the Majority Lenders, each of the Creditor Parties or the Majority Lenders, as the context may require, shall provide the Agent with instructions within three (3) Business Days of the Agent’s request (which request may be made orally or in writing). If a Creditor Party does not provide the Agent with instructions within that period, that Creditor Party shall be bound by the decision of the Agent. Nothing in this Clause 17.20 shall limit the right of the Agent to take, or refrain from taking, any action without obtaining the instructions of the Creditor Party, or the Majority Lenders, as the context may require, if the Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Creditor Parties under or in connection with the Finance Documents. In that event, the Agent will notify the Creditor Parties of the action taken by it as soon as reasonably practicable, and the Creditor Parties agree to ratify any action taken by the Agent pursuant to this Clause 17.20.

17.21       Payments   All amounts payable to a Creditor Party under this Clause 17 shall be paid to such account at such bank as that Creditor Party may from time to time direct in writing to the Agent.

17.22       “Know your customer” checks   Each Creditor Party shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

17.23       Resignation   Subject to a successor being appointed in accordance with this Clause 17.23, the Agent may resign as agent and/or security agent at any time without assigning any reason by giving to the Borrowers and the Creditor Parties notice of its intention to do so, in which event the following shall apply:

17.23.1    the Creditor Parties may within thirty (30) days after the date of the Agent’s notice appoint a successor to act as agent and/or security agent or, if they fail to do so, the Agent may appoint any other bank or financial institution as its successor;

17.23.2    the resignation of the Agent shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrowers, and the Creditor Parties;

17.23.3    the Agent shall thereupon be discharged from all further obligations as agent and/or security agent but shall remain entitled to the benefit of the provisions of this Clause 17; and

17.23.4    the Agent’s successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement.

17.24       No fiduciary relationship   Except as provided in Clauses 17.3 and 17.14, the Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for a Creditor Party and nothing contained in any Finance Document shall constitute a partnership between any two or more Creditor Parties Bank or between the Agent and any Creditor Party.

18           Set-Off

A Creditor Party may set off any matured obligation due from the Borrowers under any Creditor Document (to the extent beneficially owned by that Creditor Party) against any matured obligation owed by that Creditor Party to any Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Creditor Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. Sums received by a Creditor Party under and pursuant to this Clause 18 shall be applied in accordance with  Clause 12.10 and/or Clause 12.11 (as the context may require).

19           Payments

19.1         Payments   Each amount payable by a Borrower under a Creditor Document shall be paid to such account at such bank as the Agent (in the case of a Finance Document) or the Swap Bank (in the case of a Master Agreement Document) may from time to time direct to the Borrowers in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be deemed to have been received by the Agent or the Swap Bank, as the context may require, on the date on which the Agent or the Swap Bank receives authenticated advice of receipt, unless that advice is received by the Agent or the Swap Bank on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent or the Swap Bank in its discretion considers that it is impossible or impracticable for the Agent or the Swap Bank to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent or the Swap Bank on the Business Day next following the date of receipt of advice by the Agent.

19.2         No deductions or withholdings   Each payment (whether of principal or interest or otherwise) to be made by a Borrower under a Creditor Document shall, subject only to Clause 19.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

19.3         Grossing-up   If at any time any law requires (or is interpreted to require) a Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrowers will promptly notify the Agent (in the case of a Finance Document) or the Swap Bank (in the case of a Master Agreement Document) and, simultaneously with that payment, will pay to the Agent (in the case of a Finance Document) or the

Swap Bank (in the case of a Master Agreement Document) whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after the deduction or withholding, the relevant Creditor Parties receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

19.4         Evidence of deductions   If at any time a Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Creditor Document, that Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Agent (in the case of a Finance Document) or the Swap Bank (in the case of a Master Agreement Document) an original receipt issued by the relevant authority, or other evidence acceptable to the Agent (in the case of a Finance Document) or the Swap Bank (in the case of a Master Agreement Document), evidencing the payment to that authority of all amounts required to be deducted or withheld.

19.5         Adjustment of due dates   If any payment or transfer of funds to be made under a Creditor Document, other than a payment of interest on the Loan, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

19.6         Control Account   The Agent shall open and maintain on its books a control account in the names of the Borrowers showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrowers’ obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 19.6 and those entries will, in the absence of manifest error, be conclusive and binding.

20           Notices

20.1         Communications in writing   Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

20.2         Addresses   The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

20.2.1      in the case of the Borrowers, c/o Danaos Shipping Co. Ltd., Akti Kondyli 14, 185 45 Piraeus, Greece (fax no: +30 210 422 0855) marked for the attention of Legal Department;

20.2.2      in the case of each Lender, those appearing opposite its name in Schedule 1;

20.2.3      in the case of the Agent, the Security Agent, and Aegean Baltic Bank S.A., acting in its capacity as Joint Arranger and/or Co-underwriter, 28 Diligianni Street, 145 62 Kifissa, Greece (fax no: +30 210 623 4192-3) marked for the attention of Business Development;

20.2.4      in the case of HSH Nordbank AG, acting in its capacity as Joint Arranger, and/or Co-underwriter, and/or Swap Bank, Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Federal Republic of Germany (fax no: +49 40 333 334 118) marked for the attention [                        ];

or any substitute address, fax number, department or officer as any party may notify to the Agent (or the Agent may notify to the other parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

20.3         Delivery   Any communication or document made or delivered by one party to this Agreement to another under or in connection this Agreement will only be effective:

20.3.1      if by way of fax, when received in legible form; or

20.3.2      if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 20.2, if addressed to that department or officer.

Any communication or document to be made or delivered to a Creditor Party will be effective only when actually received by that Creditor Party.

All notices from or to the Borrowers shall be sent through the Agent.

20.4         Notification of address and fax number   Promptly upon receipt of notification of an address, fax number or change of address, pursuant to Clause 20.2 or changing its own address or fax number, the Agent shall notify the other parties to this Agreement.

20.5         English language   Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:

20.5.1      in English; or

20.5.2      if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

21           Partial Invalidity

If, at any time, any provision of a Creditor Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

22           Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Creditor Party, any right or remedy under a Creditor Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement and the Master Agreement are cumulative and not exclusive of any rights or remedies provided by law.

23           Joint and several liability

23.1         Nature of liability   The representations, warranties, covenants, obligations and undertakings of the Borrowers contained in this Agreement and the Master Agreement shall be joint and several so that each Borrower shall be jointly and severally liable with all the Borrowers for all of the same and such liability shall not in any way be discharged, impaired or otherwise affected by:

23.1.1      any forbearance (whether as to payment or otherwise) or any time or other indulgence granted to any other Borrower or any other Security Party under or in connection with any Creditor Document;

23.1.2      any amendment, variation, novation or replacement of any other Creditor Document;

23.1.3      any failure of any Creditor Document to be legal valid binding and enforceable in relation to any other Borrower or any other Security Party for any reason;

23.1.4      the winding-up or dissolution of any other Borrower or any other Security Party;

23.1.5      the release (whether in whole or in part) of, or the entering into of any compromise or composition with, any other Borrower or any other Security Party; or

23.1.6      any other act, omission, thing or circumstance which would or might, but for this provision, operate to discharge, impair or otherwise affect such liability.

23.2         No rights as surety   Until the Indebtedness has been unconditionally and irrevocably paid and discharged in full, each Borrower agrees that it shall not, by virtue of any payment made under this Agreement or the Master Agreement on account of the Indebtedness or by virtue of any enforcement by a Creditor Party of its rights under this Agreement or, in the case of the Swap Bank, under the Master Agreement or by virtue of any relationship between, or transaction involving, the relevant Borrower and any other Borrower or any other Security Party:

23.2.1      exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by a Creditor Party or any other person; or

23.2.2      exercise any right of contribution from any other Borrower or any other Security Party under any Creditor Document; or

23.2.3      exercise any right of set-off or counterclaim against any other Borrower or any other Security Party; or

23.2.4      receive, claim or have the benefit of any payment, distribution, security or indemnity from any other Borrower or any other Security Party; or

23.2.5      unless so directed by the Agent or, in the case of the Master Agreement, the Swap Bank (when the relevant Borrower will prove in accordance with such directions), claim as a creditor of any other Borrower or any other Security Party in competition with any Creditor Party;

and each Borrower shall hold in trust for the Creditor Parties and forthwith pay or transfer (as appropriate) to the Agent or, in the case of the Master Agreement, the Swap Bank any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.

24           Miscellaneous

24.1         No oral variations   No variation or amendment of a Creditor Document shall be valid unless in writing and signed on behalf of all the Creditor Parties (in the case of the Finance Documents) or the Swap Bank (in the case of the Master Agreement Documents).

24.2         Further Assurance   If any provision of a Creditor Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Creditor Parties or any of them are considered by the Creditor Parties, in the case of the Finance Documents, or the Swap Bank, in the case of the Master Agreement

Documents, for any reason insufficient to carry out the terms of this Agreement and/or the Master Agreement,then from time to time the Borrowers will promptly, on demand by the Agent or, in the case of the Master Agreement, promptly on demand by the Swap Bank, execute or procure the execution of such further documents as in the opinion of the Creditor Parties and the Swap Bank are necessary to provide adequate security for the repayment of the Indebtedness.

24.3         Rescission of payments etc.  Any discharge, release or reassignment by a Creditor Party of any of the security constituted by, or any of the obligations of a Security Party contained in, a Creditor Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

24.4         Certificates   Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness or the Senior Indebtedness (or any part of the Indebtedness or the Senior Indebtedness) or any other amount referred to in any Finance Document or any certificate or statement signed by an authorised signatory of the Swap Bank purporting to show the amount of the Junior Indebtedness (or any part of the Junior Indebtedness) or any amount referred to in any Master Agreement Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrowers of that amount.

24.5         Counterparts   This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

24.6         Contracts (Rights of Third Parties) Act 1999   A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

24.7         Disclaimer for unencoded e-mails  All information related or connected to this Agreement and the Master Agreement and the Loan and any Hedging Transactions made by the Creditor Parties and their respective credit decisions and all negotiations related or connected to the drafting and drawing up of any of the Creditor Documents, any other security documents and any transaction document may be made or given by any of the Creditor Parties, their respective lawyers and any other consultants inter se and otherwise by e-mail. The Borrowers, the Creditor Parties and their respective lawyers and agents confirm their awareness of, and accept, the material risks generally related to communications by e-mail.

24.8         Conflict  In the event of there being any conflict between this Agreement and any of the other Creditor Documents, the provisions of this Agreement shall prevail.

25           Law and Jurisdiction

25.1         Governing law   This Agreement shall in all respects be governed by and interpreted in accordance with English law.

25.2         Jurisdiction   For the exclusive benefit of the Creditor Parties, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any proceedings may be brought in those courts.

25.3         Alternative jurisdictions   Nothing contained in this Clause 25 shall limit the right of the Creditor Parties to commence any proceedings against the Borrowers in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrowers in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

25.4         Waiver of objections   Each Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 25, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

25.5         Service of process   Without prejudice to any other mode of service allowed under any relevant law, each Borrower:

25.5.1      irrevocably appoints Danaos Management Consultants of 4 Staple Inn, Holborn, London WC1V 7QU, England as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

25.5.2      Irrevocably appoints Ms Zoe Lappa, Attorney-at-law, of c/o Danaos Shipping Co. Ltd., 14 Akti Kondyli, Piraeus, Greece, Fax No. +30 210 42 20 855 Tel. No. +30 210 41 96 400 as agent to accept service in Greece (hereinafter referred to as the “Greek Process Agent”) upon whom any judicial process in Greece may be served and any notice, request, demand or other communication under this Agreement or any of the other Creditor Documents. In the event that the Greek Process Agent (or any substitute process agent notified to the Agent and the Borrowers in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Agent), which will be conclusively proved by a deed of a process server that the Greek Process Agent cannot be found at such address, any process notice, request, demand or other communication to be sent to the Borrowers may be validly effected upon the District Attorney of the First Instance Court of Piraeus.

25.5.3      agrees that failure by a process agent to notify any Borrower of the process will not invalidate the proceedings concerned.

SCHEDULE 1: The Lenders and the Commitments

The Lenders	The Commitments

AEGEAN BALTIC BANK S.A.	$4,000,000
28 Diligianni Street
145 62 Kifissia
Greece
Fax number: +30 210 623 4192
Attention: Business Development

HSH NORDBANK AG	$51,000,000
Gerhart-Hauptmann-Platz 50
20095 Hamburg
The Federal Republic of Germany
Fax number: +49 40 333 334 118
Attention: Greek Desk

CITIBANK INTERNATIONAL PLC, GREECE BRANCH	$45,000,000
47-49 Akti Miaouli Str.
18536 Piraeus
Greece
Fax number: +30 210 4292 806
Attention: George Kakoulidis

DRESDNER BANK AKTIENGESELLSCHAFT IN HAMBURG	$40,000,000
Jungfernstieg 22
20349 Hamburg
The Federal Republic of Germany
Fax number: +49 40 3501 4007
Attention: Thomas Witte, Dr. Christian Hennig

ABN AMRO BANK N.V.	$20,000,000
330 Thisseos Ave.
10110 Athens
Greece
Fax number: +30 210 940 5327
Attention: Dimitris Sfakianakis

DVB BANK AG	$20,000,000
Friedrich-Ebert-Anlage 2-14
D-60325 Frankfurt am Main
The Federal Republic of Germany
Fax number: +49 699 7504 444
Attention: Loans Administration Department
With a copy of the notices to:
DVB Bank AG, Representative Office, Greece
Fax number: +30 210 429 1284
Attention: Eri Tsironi

CREDIT SUISSE	$20,000,000
St. Alban-Graben 1-3
4002 Basle
Switzerland
Fax number: +41 61 266 7939
Attention: Ship Finance / Meike Mättig

SCHEDULE 2: Conditions Precedent and Subsequent

Part I: Conditions precedent

1              Security Parties

(a)           Constitutional Documents   Copies of the constitutional documents of each Security Party together with such other evidence as the Agent may reasonably require that each Security Party is duly incorporated in its country of  incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)           Certificates of good standing   A certificate of good standing in respect of each Security Party (if such a certificate can be obtained).

(c)           Board resolutions   A copy of a resolution of the board of directors of each Security Party:

(i)            approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and resolving that it execute those Relevant Documents; and

(ii)           authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)           Specimen signatures   A specimen of the signature of each person authorised by the resolutions referred to in paragraph (c) above.

(e)           Shareholder resolutions   A copy of a resolution signed by all the holders of the issued shares in each Security Party, approving the terms of, and the transactions contemplated by, the Relevant Documents to which that Security Party is a party.

(f)            Officer’s certificates   A certificate of a duly authorised officer of each Security Party certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and setting out the names of the directors, officers and shareholders of that Security Party and the proportion of shares held by each shareholder.

(g)           Evidence of registration   Where such registration is required or permitted under the laws of the relevant jurisdiction, evidence that the names of the directors, officers and shareholders of each Security Party are duly registered in the companies registry or other registry in the country of incorporation of that Security Party.

(h)           Powers of attorney   The notarially attested and legalised power of attorney of each Security Party under which any documents are to be executed or transactions undertaken by that Security Party.

2              Security and related documents

(a)           Vessel documents   Photocopies, certified as true, accurate and complete by  director or the secretary or the legal advisers of the Borrower, of:

(i)            the Charter of the Vessel together with evidence that it is in force on the Drawdown Date;

(ii)           the Management Agreement;

(iii)          the Vessel’s current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;

(iv)          the Vessel’s current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(v)           the Vessel’s current SMC;

(vi)          the ISM Company’s current DOC;

(vii)         the Vessel’s current ISSC;

(viii)        the Vessel’s current Tonnage Certificate;

(ix)           the Borrower’s current Carrier Initiative Agreement with the United States’ Customs Service;

in each case together with all addenda, amendments or supplements.

(b)           Evidence of Borrower’s title   Evidence that on the Drawdown Date (i) the Vessel will be permanently registered under the flag stated in Recital (A) in the ownership of the Borrower and (ii) the Mortgage will be capable of being registered against the Vessel with first priority.

(c)           Evidence of insurance   Evidence that the Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with (if required by the Agent) the written approval of the Insurances by an insurance adviser appointed by the Agent.

(d)           Confirmation of class   A Certificate of Confirmation of Class for hull and machinery confirming that the Vessel is classed with the highest class applicable to vessels of her type with Lloyd’s Register of Shipping or such other IACS classification society as may be acceptable to the Agent free of overdue recommendations and/or notations affecting class.

(e)           Valuation   Two valuations of the Vessel addressed to the Agent from two brokers referred to in Clause 12.13 each certifying a value for the Vessel, and assessed in accordance with Clause 12.13.

(f)            Security Documents   The Mortgage and the Assignments in respect of the Vessel, the Guarantee and the Accounts Charge, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(g)           Mandates   Such duly signed forms of mandate, and/or other evidence of the opening of the  Earnings Account, as the Agent and the Swap Bank may require.

(h)           Managers’ confirmation   The written confirmation of the Managers that, throughout the Facility Period unless otherwise agreed by the Agent, they will remain the commercial and technical managers of the Vessel and that they will not, without the prior written consent of the Agent, sub-contract or delegate the commercial or technical management of the Vessel to any third party and confirming in terms acceptable to the Agent that, following the occurrence of an Event of Default, all claims of the Managers against the Borrower shall be subordinated to the claims of the Creditor Parties under the Creditor Documents.

(i)            No disputes   The written confirmation of the Borrower that there is no dispute under any of the Relevant Documents as between the parties to any such document.

(j)            Other Relevant Documents   Copies of each of the Relevant Documents not otherwise comprised in the documents listed in this Part I of Schedule 2.

3              Legal opinions

(a)           If a Security Party is incorporated in a jurisdiction other than England and Wales or if any Creditor Document is governed by the laws of a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lenders in each relevant jurisdiction, substantially in the form or forms provided to the Agent prior to signing this Agreement or confirmation satisfactory to the Agent that such an opinion will be given.

4              Other documents and evidence

(a)           Drawdown Notice   A duly completed Drawdown Notice.

(b)           Process agent   Evidence that any process agent referred to in Clause 25.5 and any process agent appointed under any other Creditor Document has accepted its appointment.

(c)           Other authorisations   A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(d)           Fees   Evidence that the fees, costs and expenses then due from the Borrowers under Clause 10 and Clause 11 have been paid or will be paid by the relevant Drawdown Date.

(e)           “Know your customer” documents   Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Creditor Documents.

Part II: Conditions subsequent

1              Evidence of Borrower’s title   Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the flag stated in Recital (A) confirming that (a) the Vessel is permanently registered under that flag in the ownership of the Borrower, (b) the Mortgage has been registered with first priority against the Vessel and (c) there are no further Encumbrances registered against the Vessel.

2              Letters of undertaking   Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Security Agent.

3              Acknowledgements of notices   Acknowledgements of all notices of assignment and/or charge given pursuant to any Security Documents received by the Agent pursuant to Part I of this Schedule 2.

4              Legal opinions   Such of the legal opinions specified in Part I of this Schedule 2 as have not already been provided to the Agent.

5              Companies Act registrations   Evidence that the prescribed particulars of any Security Documents received by the Agent pursuant to Part I of this Schedule 2 have been delivered to the Registrar of Companies of Singapore within the statutory time limit.

6              Master’s receipt   The master’s receipt for any Mortgage in respect of a Greek flag Vessel.

7              Re-execution of Greek Mortgage  Upon the execution of a transfer certificate pursuant to Clause 16.1, a notarial deed of assignment in respect of any Greek Mortgage will be  duly executed by all the Lenders, the Swap Bank and the Transferee and recorded at the Greek Ships’ Registry and a relevant Greek legal opinion shall be provided to the Agent, together with equivalent documents and evidence to that specified at Part I 1 (a) to (h) inclusive, and Part I, 2 (c).

SCHEDULE 3: Form of Drawdown Notice

To:          AEGEAN BALTIC BANK S.A.

From:      LATO SHIPPING (PRIVATE) LTD.

FERROUS SHIPPING (PRIVATE) LTD.

COBALTIUM SHIPPING (PRIVATE) LTD.

COMMODORE MARINE INC.

[Date]

Dear Sirs,

Drawdown Notice

We refer to the Loan Agreement dated                            200  made between, amongst others, ourselves and yourselves (the “Agreement”).

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 4.1 of the Agreement, we irrevocably request that you advance a Drawing in the sum of [                                                                       ] to us on                                        200  , which is a Business Day, by paying the amount of the Drawing in respect of the Vessel named [                                            ] in the following manner [         ].

We warrant that the representations and warranties contained in Clause 13.1 of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on               200 , that no Default has occurred and is continuing, and that no Default will result from the advance of the Drawing requested in this Drawdown Notice.

[We select the period of [       ] months as the first Interest Period.]

Yours faithfully

For and on behalf of

LATO SHIPPING (PRIVATE) LTD.

FERROUS SHIPPING (PRIVATE) LTD.

COBALTIUM SHIPPING (PRIVATE) LTD.

COMMODORE MARINE INC.

SCHEDULE 4: Form of Transfer Certificate

To:          AEGEAN BALTIC BANK S.A.

TRANSFER CERTIFICATE

This transfer certificate relates to a secured loan facility agreement (as from time to time amended, varied, supplemented or novated  the “Loan Agreement”) dated                      200 , on the terms and subject to the conditions of which a secured loan facility of up to $200,000,000 was made available to LATO SHIPPING (PRIVATE) LTD., FERROUS SHIPPING (PRIVATE) LTD., COBALTIUM SHIPPING (PRIVATE) LTD. and COMMODORE MARINE INC. on a joint and several basis, by a syndicate of banks on whose behalf you act as agent and security agent.

1              Terms defined in the Loan Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this certificate. The terms “Transferor” and “Transferee” are defined in the schedule to this certificate.

2              The Transferor:

2.1           confirms that the details in the Schedule under the heading “Transferor’s Commitment” accurately summarise its Commitment; and

2.2           requests the Transferee to accept by way of novation the transfer to the Transferee of the amount of the Transferor’s Commitment specified in the Schedule by counter-signing and delivering this certificate to the Agent at its address for communications specified in the Loan Agreement.

3              The Transferee requests the Agent to accept this certificate as being delivered to the Agent pursuant to and for the purposes of clause 16.1 of the Loan Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date specified in the Schedule.

4              The Agent confirms its acceptance of this certificate for the purposes of clause 16.4 of the Loan Agreement.

5              The Transferee confirms that:

5.1           it has received a copy of the Loan Agreement together with all other information which it has required in connection with this transaction;

5.2           it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information; and

5.3           it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Security Party.

6              Execution of this certificate by the Transferee constitutes its representation and warranty to the Transferor and to all other parties to the Loan Agreement that it has the power to become a party to the Loan Agreement as a Lender on the terms of the Loan Agreement and has taken all steps to authorise execution and delivery of this certificate.

7              The Transferee undertakes with the Transferor and each of the other parties to the Loan Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Loan Agreement will be assumed by it after delivery of this certificate to the Agent and the satisfaction of any conditions subject to which this certificate is expressed to take effect.

8              The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any Creditor Document or any document relating to any Creditor Document, and assumes no responsibility for the financial condition of any Creditor Party or for the performance and observance by any Security Party of any of its obligations under any Creditor Document or any document relating to any Creditor Document and any conditions and warranties implied by law are expressly excluded.

9              The Transferee acknowledges that nothing in this certificate or in the Loan Agreement shall oblige the Transferor to:

9.1           accept a re-transfer from the Transferee of the whole or any part of the rights, benefits and/or obligations transferred pursuant to this certificate; or

9.2           support any losses directly or indirectly sustained or incurred by the Transferee for any reason including, without limitation, the non-performance by any party to any Creditor Document of any obligations under any Creditor Document.

10            The address and fax number of the Transferee for the purposes of clause 20 of the Loan Agreement are set out in the Schedule.

11            This certificate may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

12            This certificate shall be governed by and interpreted in accordance with English law.

THE SCHEDULE

1              Transferor:

2              Transferee:

3              Transfer Date (not earlier that the fifth Business Day after the date of delivery of the Transfer Certificate to the Agent):

4              Transferor’s Commitment:

5              Amount transferred:

6              Transferee’s address and fax number for the purposes of clause 20 of the Loan Agreement:

[name of Transferor]	[name of Transferee]

By:	By:

Date:	Date:

[Agent] as Agent

By:

Date:

SCHEDULE 5: Form of Covenant Compliance Certificate

COVENANT COMPLIANCE CERTIFICATE

To:          AEGEAN BALTIC BANK S.A.

This covenant compliance certificate relates to a secured loan facility agreement (as from time to time amended, varied, supplemented or novated  the “Loan Agreement”) dated                                                         2005 , on the terms and subject to the conditions of which a secured loan facility of up to $200,000,000 was made available to LATO SHIPPING (PRIVATE) LTD., FERROUS SHIPPING (PRIVATE) LTD., COBALTIUM SHIPPING (PRIVATE) LTD. and COMMODORE MARINE INC. on a joint and several basis, by a syndicate of banks on whose behalf you act as agent and security agent.

We give this Covenant Compliance Certificate as required under Clause 14.2 of the Agreement. Terms used in this Covenant Compliance Certificate have the meanings given to them in the Agreement..

The covenant calculations below are made on the basis of the Group Statements, as of, and in respect of the 12 months period ending on [   ]

Agreement            Covenant determination / Minimum Compliance                              Actual as of [    ]

Clause

14.2.1                      Net Worth  > $250,000,000

14.2.1                      Fixed Assets to Net Consolidated Indebtedness > 1.45:1

14.2.1                      Outstanding Bank Debt to Vessel Values < 0.75:1

14.2.1                      Net Worth to Total Assets > 1.30:1

14.2.2                      Liquid Funds > 30,000,000

14.2.2                      EBITDA to Net Interest Expenses > 2.5:1

It is hereby certified, by the undersigned, that there are no known, Events of Default or Potential Events of Default as of this date. Furthermore, it is hereby certified that the above representations and undertakings contained in the Agreement are true and correct and fulfilled at the time hereof with reference to the facts now subsisting.

Yours faithfully,		Yours faithfully,

for and on behalf of		for and on behalf of
LATO SHIPPING (PRIVATE) LTD.		DANAOS HOLDINGS LIMITED
FERROUOS SHIPPING (PRIVATE) LTD.
COBALTIUM SHIPPING (PRIVATE) LTD.
COMMODORE MARINE INC.

Date:		Date:

Enclosure:	Financial Statements as per [ ]

Exh. 10.9

IN WITNESS  of which the parties to this Agreement have executed this Agreement the day and year first before written.

SIGNED by Iraklis Prokopakis	)	/s/ Iraklis Prokopakis
duly authorised for and on behalf	)
of LATO SHIPPING (PRIVATE) LTD.	)

SIGNED by Iraklis Prokopakis	)	/s/ Iraklis Prokopakis
duly authorised for and on behalf	)
of FERROUS SHIPPING (PRIVATE) LTD.	)

SIGNED by Iraklis Prokopakis	)	/s/ Iraklis Prokopakis
duly authorised for and on behalf	)
of COBALTIUM SHIPPING (PRIVATE))
LTD.	)

SIGNED by Iraklis Prokopakis	)	/s/ Iraklis Prokopakis
duly authorised for and on behalf	)
of COMMODORE MARINE INC.	)

Theodore Afthonides
SIGNED by Doerek Berkenbusch	)	/s/ Theodore Afthonides
duly authorised for and on behalf	)	/s/ Doerek Berkenbusch
of AEGEAN BALTIC BANK S.A. (as a Lender))

SIGNED by Nigel Bowen - Morris	)	/s/ Nigel Bowen - Morris
duly authorised for and on behalf	)
of HSH NORDBANK AG (as a Lender))

SIGNED by George Kakoulidis	)	/s/ George Kakoulidis
duly authorised for and on behalf	)
of CITIBANK INTERNATIONAL PLC	)
(as a Lender))

SIGNED by Nigel Bowen - Morris	)	/s/ Nigel Bowen - Morris
duly authorised for and on behalf	)
of DRESDNER BANK AKTIENGESELLSCHAFT	)
IN HAMBURG
(as a Lender)

Exh. 10.9

Dimitris Sfakianakis
SIGNED by Eva Athanassaki	)	/s/ Dimitris Sfakianakis
duly authorised for and on behalf	)	/s/ Eva Athanassaki
of ABN AMRO BANK N.V. (as a Lender))

SIGNED by Nigel Bowen - Morris	)	/s/ Nigel Bowen - Morris
duly authorised for and on behalf	)
of DVB BANK AG (as a Lender))

SIGNED by Nigel Bowen - Morris	)	/s/ Nigel Bowen - Morris
duly authorised for and on behalf	)
of CREDIT SUISSE (as a Lender))

Theodore Afthonides
SIGNED by Doerek Berkenbusch	)	/s/ Theodore Afthonides
duly authorised for and on behalf	)	/s/ Doerek Berkenbusch
of AEGEAN BALTIC BANK S.A.(as the Agent))

Theodore Afthonides
SIGNED by Doerek Berkenbusch	)	/s/ Theodore Afthonides
duly authorised for and on behalf	)	/s/ Doerek Berkenbusch
of AEGEAN BALTIC BANK S.A.	)
(as the Security Agent))

Theodore Afthonides
SIGNED by Doerek Berkenbusch	)	/s/ Theodore Afthonides
duly authorised for and on behalf	)	/s/ Doerek Berkenbusch
of AEGEAN BALTIC BANK S.A.	)
(as Joint Arranger))

SIGNED by Nigel Bowen - Morris	)	/s/ Nigel Bowen - Morris
duly authorised for and on behalf	)
of HSH NORDBANK AG	)
(as Joint Arranger))

Theodore Afthonides
SIGNED by Doerek Berkenbusch	)	/s/ Theodore Afthonides
duly authorised for and on behalf	)	/s/ Doerek Berkenbusch
of AEGEAN BALTIC BANK S.A.	)
(as Co-Underwriter))

Exh. 10.9

SIGNED by Nigel Bowen - Morris	)	/s/ Nigel Bowen - Morris
duly authorised for and on behalf	)
of HSH NORDBANK AG	)
(as Co-Underwriter))

SIGNED by Nigel Bowen - Morris	)	/s/ Nigel Bowen - Morris
duly authorised for and on behalf	)
of HSH NORDBANK AG	)
(as Swap Bank))